UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): October 9, 2009

TECHNISCAN, INC.
(Exact name of registrant as specified in its charter)

3216 South Highland Drive, Salt Lake City, Utah 84106
(Address of principal executive offices) (Zip Code)
(801) 521-0444
(Registrant’s telephone number, including area code)
CASTILLO, INC.
771 Jamacha Road, Suite 191, El Cajon, CA 92019
(Former Name or Former Address, if Changed Since Last Report)

Delaware	333-143236	27-1093363
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS
ITEM 1. BUSINESS
ITEM 1A. RISK FACTORS
ITEM 2. FINANCIAL INFORMATION
ITEM 3. PROPERTIES
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS
ITEM 6. EXECUTIVE COMPENSATION
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE
ITEM 8. LEGAL PROCEEDINGS
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES
ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS
ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES
ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS
ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS
ITEM 5.06. CHANGE IN SHELL COMPANY STATUS
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS
SIGNATURE
EX-2.1
EX-2.2
EX-2.3
EX-2.4
EX-3.1
EX-3.2
EX-3.3
EX-3.4
EX-9.1
EX-10.1
EX-10.2
EX-10.3
EX-10.4
EX-10.5
EX-10.6
EX-10.7
EX-10.8
EX-10.9
EX-10.10
EX-10.11
EX-10.12
EX-10.13
EX-10.14
EX-10.15
EX-17.1

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.
The disclosure set forth under Item 2.01 to this Current Report on Form 8-K is incorporated by reference.
ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.
          On October 9, 2009, the registrant TechniScan, Inc. (known as Castillo, Inc. until the consummation of the Merger (as defined below)) (the “Company”) completed an acquisition of TechniScan, Inc., a privately held company incorporated in the State of Utah (“TechniScan Utah”) pursuant to an Agreement and Plan of Merger, dated as of October 9, 2009, by and among TechniScan Utah, the Company, TechniScan Acquisition, Inc., a Utah corporation and wholly-owned subsidiary of the Company (“TechniScan Acquisition”) and Emilia Ochoa (the “Merger Agreement”).
          The Merger Agreement provides for the merger of TechniScan Acquisition with and into TechniScan Utah, with TechniScan Utah continuing as the surviving entity in the merger and a wholly-owned subsidiary of the Company (the “Merger”). Immediately after completion of the Merger, TechniScan Utah was merged with and into the Company (the “Subsidiary Merger”).
          Under the terms of the Merger Agreement, at the closing of the Merger,
•	all of the issued and outstanding shares of common stock of TechniScan Utah (other than dissenting shares, if any) were cancelled and each share of common stock of TechniScan Utah was converted into and exchanged for the right to receive one validly issued, fully paid and nonassessable share of common stock in the Company,

•	all outstanding options to purchase shares of TechniScan Utah common stock were cancelled and each option was converted into an option to purchase the equivalent number of the Company’s common stock, pursuant to the terms of the Employee Stock Option Plan of the Company,

•	all of the issued and outstanding shares of common stock of TechniScan Acquisition were converted into and represent the right to receive validly issued, fully paid and nonassessable shares of TechniScan Utah’s common stock.
          On September 21, 2009, TechniScan Utah entered into a Purchase and Sale Agreement with Ms. Ochoa whereby TechniScan Utah agreed to purchase from Ms. Ochoa, the Company’s sole officer and director prior to the completion of the Merger, 3,000,000 shares of the common stock of the Company owned of record by Ms. Ochoa for $65,000. Closing on this purchase and sale occurred on October 9, 2009, immediately prior to the completion of the Merger, and pursuant to the Merger all of the shares purchased by TechniScan Utah were canceled and retired and ceased to exist, and no consideration was delivered to TechniScan Utah in exchange therefor.
          At the closing of the Merger, the shares of common stock of TechniScan Utah issued and outstanding were converted into and exchanged for the right to receive an aggregate of 76,824,535 shares of common stock of the Company, par value $.001 per share. At the closing of the Merger, all outstanding options to purchase shares of TechniScan Utah’s common stock were converted into 12,284,778 options to purchase the equivalent number of the Company’s common stock. As a result of the Merger, and immediately following the closing, the former shareholders of TechniScan Utah own approximately 92% of the issued and outstanding common stock of the Company and approximately 93% of the Company on a fully diluted basis (consisting of 83,824,535 shares of common stock and options to purchase 12,284,778 shares of common stock).
          Each holder of a share of common stock of the Company is entitled to one vote per share. The shares of the Company’s common stock issued to TechniScan Utah’s shareholders as part of the Merger were not registered under the Securities Act of 1933, as amended (the “Securities Act”). These shares may not be sold or offered for sale except as permitted under Rule 144 or another exception promulgated under the Securities Act. Prior to the Merger, the Company was a publicly traded shell company and as such, shares of the Company’s common stock issued to TechniScan Utah’s shareholders as part of the Merger are not eligible for resale under the Securities Act without registration, for a period of at least one year following the filing of this report.
          In connection with the consummation of the Merger, the Company changed its name from “Castillo, Inc.” to “TechniScan, Inc.” The Company’s common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board, under the symbol

“CLLO.OB,” which the Company expects to change in connection with the name change.
          Upon the closing of the Merger, Ms. Ochoa, our sole officer and director prior to the Merger, resigned from each of her positions effective immediately. Following Ms. Ochoa’s resignation and pursuant to the Merger Agreement, David C. Robinson was appointed Chief Executive Officer and Chief Financial Officer of the Company and Barry K. Hanover was appointed Chief Operating Officer of the Company. Upon the closing of the Merger, the Board of Directors of the Company consists of five directors, Mr. Robinson, Kenneth G. Hungerford II, Richard J. Stanley, Gerald A. Richardson and Cheryl D. Cook. Mr. Hungerford was appointed as Chairman of the Board of the Company. As a result of the Merger, the Company is now headquartered in Salt Lake City, Utah.
          The summary discussion of material terms of the Merger Agreement set forth above does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Merger Agreement, a copy of which is attached to this Current Report as Exhibit 2.1, and is incorporated herein by reference.
          Subsequent to the Merger, the Company continued as the surviving entity and ceased being a shell company as that term is defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (“Exchange Act”).
Lock up Agreements
          Effective on the closing date of the Merger, the Company entered into lock up agreements covering 3,000,000 shares of its common stock that is able to be sold without restriction under the Securities Act. Each lock up agreement provides that these shares may not be, directly or indirectly, sold for a period of 180 days following completion of the Merger, provided however, that one-third of the shares issued will be released from the transfer restrictions 60 days after the effective date of the lock up agreement and an additional one-third of the shares issued will be released from the transfer restrictions 120 days after the effective date of the lock up agreement. Also, the Company reserves the right to terminate the transfer restrictions as to all or some of the shares at anytime, in its sole discretion.
FORM 10 DISCLOSURES
          As disclosed under Item 2.01 of this Current Report on Form 8-K, on October 9, 2009, Castillo, Inc., a Delaware corporation (“Castillo”) acquired TechniScan Utah in the Merger. Item 2.01(f) of Form 8-K states that if the registrant was a shell company, as the Company was immediately before the Merger, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10 under the Exchange Act.
          Accordingly, the Company provides the following information that would be included in Form 10. Please note that the information provided below relates to the Company after the completion of the Subsidiary Merger and the Merger, except that information relating to periods before the date of the Subsidiary Merger and the Merger only relates to TechniScan Utah, unless otherwise specifically indicated. Except where specified or the context otherwise requires, the term “we,” “us,” “our” or “the Company” refers to the combined business of TechniScan Utah and Castillo.
EXPLANATORY NOTE REGARDING DISCLOSURES ABOUT
DIRECTORS AND EXECUTIVE OFFICERS
          Except where the context otherwise requires, disclosures presented in this Current Report on Form 8-K, including the disclosures in accordance with Form 10, regarding all directors and executive officers are as of the date of the Merger. Prior to the date of the Merger, Ms. Ochoa was Castillo’s President, Chief Executive Officer, Chief Financial Officer, Principal Accounting Officer, Director and Secretary. Information regarding Ms. Ochoa can be found in Castillo’s Current Report on Form 10-K/A, filed September 30, 2009, which is incorporated by reference as specifically referred to herein.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
          This Current Report on Form 8-K, including the disclosures in accordance with Form 10, contain “forward-looking statements,” as that term is defined under the Private Securities Litigation Reform Act of 1995, or the “PSLRA”. Forward-looking statements include statements about our expectations, beliefs or intentions regarding our product development efforts, business, financial condition, results of operations, strategies or prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results as of the date they are made. Without limiting the foregoing, the words “believes,” “anticipates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements.
          Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties that could cause our actual results to differ materially from any future results expressed or implied by the forward-looking statements.
          Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of these Form 10 disclosures, some of which are briefly listed below. Other factors besides those listed there also could adversely affect us.
          Any or all of our forward-looking statements in this Current Report on Form 8-K may turn out to be wrong. They can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this Current Report on Form 8-K will be important in determining future results. Consequently, no forward-looking statement can be guaranteed. Actual future results may vary materially. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking statements. We intend that all forward-looking statements be subject to the safe-harbor provisions of the PSLRA. These forward-looking statements are only predictions and reflect our views as of the date they are made with respect to future events and financial performance.
          Risks and uncertainties, the occurrence of which could adversely affect our business, include the following:
•	our ability to market, commercialize and achieve market acceptance of our products or any product candidates that we are developing or may develop in the future, and the acceptance of those products;

•	our reliance on a single product;

•	our ability to obtain regulatory approval for our products and our ability to comply with ongoing regulation of our products;

•	the effect of Medicare and other third-party insurance programs and insurance reimbursement programs on the pricing or relative attractiveness of our system by regulating the levels of reimbursement;

•	our estimates regarding anticipated operating losses, future revenue, expenses, capital requirements, liquidity and our need to raise additional financing;

•	our ability to comply with industry standards in regulatory compliance matters;

•	our ability to control our costs and achieve profitability;

•	our ability to attract and retain a qualified management team, as well as other qualified personnel and advisors;

•	our management team’s ability to accommodate growth and manage a larger organization;

•	our ability to protect our intellectual property, and to not infringe upon the intellectual property of third parties;

•	because our common stock may be a “penny stock,” it may be more difficult for investors to sell shares of our common stock, and the market price of our common stock may be adversely affected;

•	our ability to conclude that we have effective disclosure controls and procedures; and

•	our ability to comply with corporate governance programs and with changing regulations concerning corporate governance and public disclosure.

ITEM 1. BUSINESS.
Information about the Company Before the Merger
          Castillo was incorporated in the State of Nevada on February 2, 2007. Castillo was a development stage company that intended to open and operate retail establishments selling perfume and body products in Mexico. Ms. Ochoa was the sole director and officer of Castillo. Activities to date were limited to capital formation, organization, development of its business plan and limited activities by Ms. Ochoa. Castillo planned to open its first store in 2009 if market conditions improved and it was able to secure funding; however, Castillo’s financial resources were substantially depleted and to date, it has not opened its initial store. Castillo’s auditors issued an opinion on Castillo’s financial statements that included an explanatory paragraph stating that substantial doubt existed about its ability to continue as a going concern based on its current financial condition. From its inception, and until the closing of the Merger, Castillo had not commenced substantial business operations and had no revenues. As such, prior to the Merger, Castillo was a publicly traded shell company. Pursuant to an Agreement and Plan of Merger, dated September 4, 2009, effective as of October 8, 2009, Castillo was reincorporated in the State of Delaware (the “Reincorporation Merger”). Upon consummation of the Merger on October 9, 2009, Castillo acquired TechniScan Utah, including its business, assets and operations, which was subsequently merged with and into Castillo in the Subsidiary Merger. Accordingly, we are no longer a shell company. We changed our name to TechniScan, Inc. to reflect our current business plan. As a result of the Reincorporation Merger, the legal domicile of the Company is now Delaware. You should read the discussion below in conjunction with the financial statements contained in this Current Report on Form 8-K.
Information about TechniScan Utah
Overview/History
          TechniScan Utah is a development stage company that was incorporated in the State of Utah on November 19, 1984 for the purpose of conducting research on advanced ultrasound imaging and inverse scatter technology. TechniScan Utah was founded by Steven A. Johnson, PhD., who was Chairman of the Board of the Company until November 2004 and Chief Scientist of the Company until his resignation in May 2009. Dr. Johnson continues to work as a Staff Scientist and Principal Investigator on our grants from the National Institutes of Heath and the National Cancer Institute. We also do business under the d/b/a/ “TechniScan Medical Systems, Inc.”
          We are a medical device company engaged in the research, development, and commercialization of an ultrasound breast imaging system. We developed a unique ultrasound technology platform, known as the Whole Breast Ultrasound (“WBU”) imaging system, which utilizes computational software to produce high resolution images and unique information about the bulk properties of tissues in the breast. The WBU system produces three separate images as a series of planar “slices” of the breast that are reconstructed into a coherent three-dimensional CT image for screening and localization of lesions and calculation of mass size in the detection of breast cancer. Our business objectives are to commercialize our product developed to aid in the detection of breast cancer and to further expand our services in the same area. We consider our operations to comprise one business segment.
          Our technology was developed through years of research supported, in part, by federal research grants and private and government research contracts. To date, our revenues have been from government grants and other research revenues. We endeavor to market and sell the WBU system, and to license our technology, in the United States and in Europe. We also endeavor to implement a reading service to radiologists and centers that service radiology.
          Pursuant to United States Food and Drug Administration (“FDA”) regulations, we must obtain either a 510(k) clearance or pre-marketing approval (“PMA”) prior to marketing our products in the United States. The 510(k) submission is a premarket submission made to the FDA to demonstrate that the device to be marketed is at least as safe and effective, or substantially equivalent, as a legally marketed device that is not subject to PMA. The WBU system will be cleared for marketing in the United Sates upon receipt of a letter from the FDA which finds the WBU system to be substantially equivalent (“SE”). We have been working with Esaote, S.p.A., an Italian ultrasound manufacturer (“Esaote”), and also a stockholder of ours, and The Anson Group (“Anson Group”), a regulatory consulting group in connection with our submission of a 510(k) application. On May 11, 2009, we submitted a 510(k) application for the WBU system to an FDA third-party reviewer, InterTek Group, PLC (“InterTek”) and on August 13, 2009, InterTek forwarded our application to the FDA with a recommendation for an SE finding. We anticipate that the FDA will issue a final ruling on our application for the WBU system sometime prior to the end of 2009. If we receive an SE finding by the FDA, the 510(k) approval by the FDA will be issued in the name of Esaote and Esaote will assign the 510(k) approval to us.

          In May 2003, we formed SafeScan Medical Systems, LLC, a Utah limited liability company (“SafeScan”) which was a joint venture with TSI Medical Inc. (“TSI”). SafeScan was formed for the purpose of developing and commercializing certain medical applications of our technology. We contributed our medical application patent rights, know-how and related hardware, software and other property, including a prototype, to SafeScan and TSI was to contribute several installments of capital contributions and also installments of the purchase of our common stock. However, the joint venture was terminated and SafeScan was dissolved in January 2004.
          Prior to the Merger, TechniScan Utah’s outstanding securities included common stock and preferred stock, and warrants and options to purchase common stock. The outstanding TechniScan Utah preferred stock was issued as Series D Preferred Stock and Series E Preferred Stock. Immediately preceding the Merger, all of the issued and outstanding preferred stock and warrants of TechniScan Utah were converted into common stock of TechniScan Utah (the “Conversion”). Pursuant to the Conversion, all of TechniScan Utah’s authorized preferred stock and all rights and privileges in connection therewith were extinguished. Pursuant to the Conversion, each share of TechniScan Utah’s preferred stock and each warrant was converted into that number of shares of common stock, based upon the following conversion ratios:

Conversion
Security	Ratio
Series D Preferred Stock	1.1
Series E Preferred Stock	1.2
Common Stock Warrants (exercise price $0.05)	0.9
Common Stock Warrants (exercise price $0.75)	0.5
          In connection with the Conversion, all of the TechniScan Utah common stock underwent a forward split in which each outstanding share of common stock of TechiniScan Utah, including all shares deemed issued in the Conversion, were exchanged for two shares of TechniScan Utah common stock (2:1 ratio).
          Immediately following the Conversion and the forward stock split, TechniScan Utah’s outstanding securities consisted of 76,824,535 shares of common stock and options to purchase an additional 12,284,778 shares of common stock.
Industry Background
          Despite the massive attention given to cancer prevention and treatment, in 2009, the American Cancer Society reported that an estimated 192,370 women will be diagnosed with invasive and an additional 62,280 will be diagnosed with non-invasive breast cancer, and it is estimated that breast cancer will claim the lives of approximately 40,170 women. We believe that high visibility, media coverage, effective public education and a continued focus on women’s health issues in the medical community have resulted in a rapidly growing market for breast cancer screening. According to a U.S. Markets for Breast Cancer Detection and Diagnostic Technologies Report by Medtech Insight, due to several factors, the breast cancer detection and diagnostic technologies market (including mammography, MRI, and ultrasound, as well as genetic testing and minimally invasive breast biopsy) totaled approximately $1.5 billion in the United States in 2008, and is expected to grow at a compound annual rate of 5% over the next five years.
          There is widespread agreement that screening for breast cancer, when combined with appropriate follow-up, will reduce mortality from the disease. In October 2009, the FDA reported that there were approximately 37 million mammography procedures performed annually at centers licensed by the FDA under the Mammography Quality Standards Act (“MQSA”) (based on numbers reported by the MQSA centers during the three year period prior to October 2009). However, mammography still misses identifying a significant number of cancers. The incidence of false-negative results range from 10% to 20% as reported by the American Cancer Society in 2009, and up to 20% as reported by a 2004 study by Hologic, Inc. The study by Hologic, Inc. further found that the incidence of false-negatives increased to 40% for mammography procedures performed on women under the age of 50.

          Radiologists are required to spend significant time screening, re-screening and ultimately performing biopsies that could have been avoided had there been better imaging, detection, and diagnostic information available. The Center for Medical Consumers reported in 2009 that there are approximately 1.6 million breast biopsies performed in the United States each year and the American Cancer Society reported in 2008 that approximately 80% of all breast changes that are biopsied are found to be benign. In 2007, the National Cancer Institute estimated the total expenditures in the United States for breast cancer treatment to be over $8 billion.
          Currently, there are several dominant screening and diagnostic technologies in the medical industry that are used both dependently and independently of each other in an effort to locate cancers before they are fatal; each of the currently available non-surgical modalities for breast cancer detection has various clinical limitations. Industry methods and technologies include:
•	breast self-examination;

•	clinical breast examination;

•	mammography, including screening mammography and diagnostic mammography;

•	full field digital mammography;

•	computer aided detection;

•	conventional diagnostic ultrasound; and

•	breast biopsy.
          We believe that the WBU system offers a painless and efficient method, without ionizing radiation, to screen and diagnose the breast and provide unique information about bulk tissue properties that may aid in the effective diagnosis of breast cancer. We anticipate that the WBU system will accurately calculate the speed and attenuation of sound throughout the breast. We believe that these properties will provide radiologists with unique information about the actual tissue properties at each point of the breast, allowing them to more accurately distinguish between cancerous tumors and benign or normal tissues. We expect to be able to image these tumors when they are approximately 1 mm in size. The American Cancer Society reported in 2009 that when the breast cancer is diagnosed at a localized stage, the five-year survival rate is 98%.
Products and Services
          WBU. The WBU system produces three separate images; two images generated from sound transmission properties (one for the speed of sound and one for the attenuation of sound) and one image, a more standard reflection image, generated from data collected from three reflection transducers with different focal depths. All three images are produced as a series of planar “slices” of the breast that are reconstructed into a coherent three-dimensional CT image. These images, which have never before been available to radiologists, contain information about bulk tissue properties within the breast that may aid physicians in diagnosing breast cancer. Our research has found that studies demonstrated that the unique properties of sound speed and attenuation may be effective in assisting radiologists to distinguish between normal or benign tissues and many types of cancers. We expect that our scanner will provide women of all ages and breast densities with an effective test for the presence of breast cancer.
          We believe that images produced by the WBU system possess important advantages over traditional ultrasound methods including:
•	standardized, high-quality images that are generated independent of operator skill;

•	images that are accurately registered in 3-D;

•	images that are of high spatial resolution and low noise that allow for accurate localization of lesions and calculation of mass size; and

•	images that show either coronal slice of the total breast or a complete 3-D representation of the section imaged, rather than a small “flashlight view” of the breast as shown by traditional ultrasound.
          The WBU system breast positioning setup maintains the breast in a fixed position, within a water bath, without compression or other breast tissue disturbances during scanning. Maintaining the position and shape of the breast allows for a tumor or lesion to be more easily located and allows the 3-D refraction corrected tomographic image to be utilized to guide treatment instruments. This would not be possible in any other modes where compression, physical pressure, or other measures are used which change or distort breast tissue during the exam. The WBU system (incorporating both transmission and reflection ultrasound) can obtain true undistorted reflection ultrasound images of the female breast. For calculating reflection ultrasound characteristics of the female breast, the reflection images are refraction-corrected by utilizing the speed of sound traveling through human breast tissue.
          Additionally, we are incorporating a 3-D version of B-mode ultrasound (or reflective ultrasound) into the WBU imaging platform. The WBU system produces three unique images based on both traditional B-mode (reflective) ultrasound and on transmission ultrasound (one applies to speed of sound, the other to attenuation of sound). The unique combination of these image generating processes will provide physicians with a new way of interpreting ultrasound images as well as new information about the bulk tissue properties of the breast. The WBU system uses proprietary, patented software algorithms that utilize the mathematics of inverse scattering to produce transmission images based on the speed and the attenuation of sound through the breast. This software is the result of a synergistic confluence of academics from physics, mathematics, electromagnetic wave propagation, scientific computation, and numerical analysis. The complexity of the algorithms and intellectual property protections present a formidable barrier to entry for any competitor. We have also designed proprietary methods that improve the collection and reconstructing of the reflected ultrasound data.
          The WBU system is comprised of several individual systems that support patient imaging, data management and image display. The physical system is a collection of modular components that control the electrical and mechanical systems, gather and manage the ultrasound data, imaging software that produces images of both reflection and transmission ultrasound, and workstation software that allows users to access the images in a standard DICOM (Digital Imaging and Communications in Medicine) format (DICOM is a global information technology standard for handling, storing, printing, and transmitting information in medical imaging that is used in virtually all hospitals worldwide). The system is designed to allow easy plug-and-play modification and/or upgrade of the physical system as well as remote query, system diagnosis, and upgrades. We intend to include a hand held probe that physicians can utilize to get closer to the chest wall and for guidance in conducting breast biopsies.
          The procedure is non-invasive and does not require breast compression or ionizing radiation, and the procedure provides unique information to help radiologists differentiate cancerous from benign and normal tissues. In an exam, the patient lies face down on the scanning table with one breast placed through a hole in the table and into a water bath at body temperature. The ultrasound transducers rotate around the breast, gathering data that is used to reconstruct multiple cross-sectional images of the breast’s internal structures. Due to the suspension of the breast in the WBU system scanning tank, and the ability of the ultrasonic arrays to image the breast from the chest wall to the nipple, data can be collected for the entire breast. We believe that the resulting information will provide radiologists with increased accuracy in lesion location, as well as unique information about tissue properties to aid in the specificity of a diagnosis and the existence and extent of breast disease. The WBU system is also expected to be able to produce true three-dimensional images that will help to accurately locate lesions for surgery staging and/or biopsy. A diagnostic breast exam utilizing the WBU system can be performed by a medical technician in 10-15 minutes.
          Since the technology is relatively operator-independent, the cost of implementation is low and it does not expose patients to ionizing radiation or discomfort. We also expect that radiologists could be able to monitor changes in breast tissue over a period of time in the same individual. We also expect to be able to pinpoint the exact location of a tumor for biopsy. We believe that present ultrasound technology has a limited field of view. It displays only a small portion of the breast at one time. Our technology will image the entire breast at one time, with uniform spatial resolution throughout the breast.
          WBU Workstation. While the WBU system is designed to work with currently available commercial digital medical workstation software (DICOM standard), we are also developing a dedicated image viewing workstation that we expect will allow clinicians to better utilize the full spectrum of the information available from the WBU system. Over time, we expect to aggregate clinical information from WBU exams allowing us to enhance the value of the diagnostic data and generate additional recurring revenues by selling a library of aggregated information for volumetric breast density, and other uniquely measured data such as speed and attenuation from installed systems.
          WBU Handheld Probe. The WBU system is integrated with the MyLab70 handheld system, and is designed to accept commonly available handheld ultrasound probes. The MyLab 70 handheld system is a high frequency linear hand-held ultrasound probe developed by Esaote, which can be used for conducting area specific examinations using standard B-mode ultrasound. The handheld probe also provides a tool to conduct ultrasound-guided biopsies. We added this feature to provide a complementary option for the physician. After scanning the patient and discovering a suspicious lesion, the physician can ask the patient to roll over and then examine the lesion further with the handheld probe or perform an ultrasound-guided biopsy. The images collected are of the entire breast and are retained for viewing and interpretation by the radiologist. As with conventional B-mode ultrasound, the radiologist is able to review the images on a standard workstation in conjunction with other patient information including mammography results. The images are retained in DICOM format for viewing on either the integral workstation provided with the scanning system or on a separate viewing platform.
          Ultrasound-Guided Biopsy. Ultrasound-guided biopsy is another tool to evaluate suspicious lesions that are found in the WBU exam. The ultrasound-guided biopsy procedure prevents the need to remove tissue surgically and there is no radiation exposure (as in x-ray) to locate a lesion for biopsy. The physician will place an ultrasound probe over the site of the breast lesion and using local anesthesia, guides a biopsy needle directly into the lesion to take a tissue sample.
          We expect to offer support services to help minimize market barriers to entry, such as physician training. We contracted with Reimbursement Principals Inc. (“RPI”) to evaluate reimbursement options and determine which services and financing methods would provide the best opportunity to accomplish these goals. Based upon RPI’s review and discussions with our management, we propose: (1) to incorporate a new service to read images for radiologists; and (2) to develop a financing model based on providing ancillary services to physicians that would pay a fee per scan with contracted minimum requirements.
          Reading Service. We intend to offer a new service to read images for radiologists. Our imaging system offers a completely new way to take and evaluate ultrasound images. Reading these images remotely would allow physicians, who are not radiologists, to provide new services to patients, thereby creating new revenue opportunities for the Company. We believe that this would also provide MQSA breast screening centers with a chance to expand their service offering without having to increase the workload on an already overloaded image reading staff.
          By offering a reading service, we expect to mitigate some of the market adoption hurdles such as training time, workflow disruption, additional workload and staffing requirements that might deter imaging centers or physician groups from purchasing our equipment. The general idea is to offer a “turn-key” system that can start generating revenues for the Company without a major disruption to potential customers’ operations and an increase in potential customers’ overhead expenses.
          We have contacted several third-party readers to discuss potential partnerships and are evaluating the potential to develop reading service capability within our own company if the market shows potential. If and when we obtain 510(k) approval of our device from the FDA, we expect that RPI will begin working with several third-party payers to allow us to obtain payment for the scans at the proposed reimbursement levels. We expect to continue to discuss partnering with outside reading services and, with our clinical advisors, evaluate the potential for developing the capabilities to support nationwide reading within the Company.
          Ultimately, the reading service is designed to lay the groundwork for the Company’s planned evolution into an information company from a capital equipment company.
Testing
          In order to test the theory and application of the WBU system to be able to market and sell the technology and related services, we conducted a series of studies using laboratory phantoms, in vivo patient studies, and in-clinic validation studies. We conducted laboratory testing to validate the speed and attenuation values produced by its inverse scattering technology; that is, the imaging algorithms that underlie the WBU system. The manufacturer’s speed and attenuation specifications for all objects within the phantom were reliably reproduced by our inverse scattering technology. The first in vivo testing was designed to assess the ability of the system to accurately image identifiable characteristics in the breast that are visible in traditional mammography. The results showed that the WBU system was able to reliably produce images in which characteristics (including lesions) detectable in a patient’s mammogram were also visible in the WBU image. Next we designed a short series of tests to evaluate the reliability and repeatability of the WBU system over a period of time that would encompass normally occurring physical changes. Results demonstrated that the WBU system images are consistent across repeated testing and are not significantly affected by common physiological changes.
          To assess the capability of the WBU system to differentiate cancerous from benign or normal tissue, we conducted a proof-of-concept test from which a predictive hypothesis could be developed from the unique characteristics of sound speed and attenuation, using 26 living volunteers. Results of biopsies were compared with the speed and attenuation values collected from the WBU system. Mean comparisons indicated higher attenuation values for malignant lesions than for benign abnormalities.
          In 2004, we began testing of the WBU system at St. Mark’s Hospital in Salt Lake City, Utah. There was no downtime during which the scanner could not be operated and the use of the scanner was seamlessly integrated into the normal patient flow of the center. Overall, we believe the trial established that the WBU scanner can operate efficiently and reliably in a clinical setting. During the trial period at St. Mark’s the WBU system was staffed by operators that had widely variable skill sets and training. Each operator received about one hour of training from the radiology technician (who had done all of the WBU testing to this point), including instructions on patient placement, operation of the scanner bed, breast docking rod, and computerized user interface. The success of this trial illustrated the ease with which operators with no prior experience can be trained to scan patients. We discovered that variations among the operators’ experience and skill level had no impact to the image quality or level of patient satisfaction. Patient response to the trials was also positive.
          Between October and December 2008, 34 women were scanned at the Breast Care & Imaging Center of Orange County in Orange, California. The results of these studies were provided to Esaote and also used for presenting representative case studies to physicians at the 2008 RSNA (Radiological Society of North America) meeting in Chicago, Illinois. The valuable insights gained from this deployment within a clinical diagnostic center were integrated into the production prototypes, which were deployed to another clinical investigation at the University of San Diego, Moores Cancer Center in June 2009. A controlled protocol has been implemented at this site to further refine the WBU algorithms and image quality. In the interim, systematic improvements and changes to the scanner will be evaluated through further in-house and clinical patient testing, phantom studies, and computer simulations.
Marketing and Distribution
          We expect to pursue marketing strategies aimed at both the general consumer and the clinical marketplace that are focused on the enhanced diagnostic capability of the WBU system. We expect to do this by deploying systems to clinical sites supported by key opinion leaders and leveraging the clinical results, images and luminary testimonials to educate our target market and customer base about the scanner and patient benefits. This will be accomplished using an aggressive marketing campaign via presentations, hands-on workshops, professional society meetings, publications and targeted advertising. The primary target market for the WBU system are MQSA licensed breast cancer screening centers. As of October 1, 2008, the FDA reported that there were 8,814 MQSA-certified mammography facilities in the United States with 12,813 accredited mammography units.
          We plan to initially use a direct sales force to market the WBU system. Additionally, we will evaluate independent distribution organizations and companies who we might license to sell the WBU system through existing sales and support networks. We also expect to make sales through the private labeling of equipment for large medical manufacturers and strategic partners.
          While the target market described above is narrowly defined, there are several segments of the overall market that we will have to address in order to effectively market the WBU system. They include:
•	screening centers and hospitals;

•	radiologists;

•	physicians and technical personnel; and

•	consumers.
          We expect suppliers to fabricate components for the WBU system and we will then assemble, test and sell the system. We will require our manufacturing partners to meet the appropriate FDA standards for manufacturing medical devices. We expect to capitalize on retaining the control of product research and development, control of manufacturing, and supervision of sales. We believe that this business model will reduce the capital costs for manufacturing through the use of subcontracted manufacturing of subsystems. This business plan will require us to establish incoming inspection, final assembly and testing, including a small manufacturing engineering group to: (a) subcontract major assemblies for initial prototypes; (b) perform final assembly and testing of clinical trial and demonstration systems; and (c) optimize the designs for larger-scale production. We expect to establish a quality control and quality assurance program designed to assure that the WBU system is designed and manufactured in accordance with standards of Good Manufacturing Practice, Quality System Regulations, and ISO 9001 (quality management standards under the International Organization for Standardization).
          Once we have begun to penetrate the market of less price-sensitive facilities, we must fully address the needs of a traditional radiology practice or screening center to justify the expense of purchasing or leasing a WBU system. The final unit price of the WBU system will depend largely on the total reimbursements customers receive for a WBU procedure, and is expected to be approximately $400,000. We have projected the WBU system unit price based on the reimbursement rates available to breast screening centers using reimbursement codes already in place for other screening systems. We believe that the WBU system is competitive with other digital imaging systems and will be cost-justified at the breast screening facilities in our target market.
          We have performed an extensive analysis of the practice economics of a breast imaging center. These results showed that a procedure known as screen film mammography is the least profitable but the highest volume procedure in the facility. The most profitable procedures were the core needle biopsies, vacuum assisted biopsies, and the WBU system. The contribution margin of a WBU system was nearly triple that of a standard screen film mammography system. We believe that our analysis clearly supports the proposition that diagnostic services generate more revenues for breast care facilities than screening services.
          We intend to pursue the sale of the WBU system following 510(k) clearance, and expect to continue to engage in controlled clinical application of the WBU system to establish the acceptance of the scanning technology by the potential user community. We expect to accomplish this through aggressive clinical trials. These are not clinical trials in the same sense that the FDA would require trials prior to beginning the sale of a new technology. Instead, these trials are intended to provide a demonstration of the clinical results accomplished by leading radiologists. While we will not be allowed to make claims of superiority under our proposed 510(k) clearance, we will be able to disseminate published information that describes the efficacy and diagnostic capability of the WBU system.
          In February 2008, we entered into an Original Equipment Manufacturing Agreement and Engineering Support Agreement with Esaote, whereby Esaote is providing engineering and design support and original equipment manufacturing prototype equipment and supplies to us. In addition, in February 2008, we entered into a Distribution Agreement with Esaote and in October 2008, we entered into a European Marketing Development Agreement with Esoate, whereby Esaote is assisting us with completion of the regulatory approval process in Europe, and is appointed to exclusively promote, market, sell and distribute the WBU system in the European Union, Switzerland, Norway, Ukraine and the CIS (Russian Federation of related countries). Pursuant to the Distribution Agreement and European Market Development Agreement, an initial five WBU systems will be delivered to Esoate for an aggregate amount of $600,000; two WBU systems have been delivered and are pre-production scanners to be used for research and clinical trials. The remaining three WBU systems are to be production scanners, meeting regulatory specifications for approved sale in Europe. To date, Esaote paid us an aggregate of $500,000 for these systems.
Third-Party Reimbursement
          We believe that adequate third-party reimbursement arrangements will be essential to achieving commercial acceptance of the WBU system. We plan to sell the WBU system primarily to screening centers, clinics, hospitals and other medical institutions that bill various third-party payors, such as Medicare, Medicaid, other government programs and private insurance plans, for the health care services provided to their patients for using our product. Additionally, managed care organizations and insurance companies directly pay for services provided to their patients. Four potential reimbursement codes can be utilized to obtain reimbursement from third-party insurance or Medicare for a WBU scan. However, there is no code that specifically describes the testing and scan of the WBU system and certain codes have lower reimbursement rates than others. Ultimately, the correct coding for any procedure is a decision made by the medical provider and the payer reimbursing for the procedure. Medical reimbursement rates are unpredictable, and we cannot project the extent to which our business may be affected by future legislative and regulatory developments, including by reducing reimbursement rates.
Competition
          We believe that established product lines, FDA clearance, know-how and reputation in the industry are key competitive factors. Additionally, although there is a recognized need for a system that supplements the sensitivity of mammography with a greater specificity, the vast majority of practices today still use a second mammogram or reflective ultrasound for the diagnostic exam. As such, we believe our device, which fits into this somewhat unique market segment, is likely to compete for capital dollars with both mammography and biopsy. We also expect to compete directly with conventional ultrasound systems, including high definition ultrasound systems, and other new entrants into this unique market segment.

          Currently, mammography is widely used and we expect that sales of the WBU system will, in large part, be dependent on our ability to demonstrate the clinical utility of the WBU system. We believe our primary competitors are likely to be those firms that dominate the current market for mammography equipment including both film and full-field digital mammography units. These large medical products companies offer current technologies (mammography and ultrasound) that are widely used in the industry. These companies could also serve as potential partners for us if and when the WBU system is approved for sale in the United States.
          The market for breast specific ultrasound is difficult to assess since most general-purpose ultrasound devices can be used for breast exams. The competition for developing a commercial device utilizing ultrasound is difficult to ascertain given the proprietary nature of the technology and the fact that, to our knowledge, there is no device that serves this specific market. There are a number of academic institutions involved in various areas of research involving high definition ultrasound and other methods that may provide information about tissue properties.
          Other companies are engaged in developing products to detect and aid in the diagnosis of breast cancer using various technologies. Some of these companies have already commenced FDA clinical testing and will release their products ahead of ours.
          We believe that within this specific breast cancer imaging segment of the medical imaging market, the primary competitive factors are technological innovation, image quality, and reliability. We believe that our technological expertise provides a competitive advantage not enjoyed by our competitors. We believe that inverse scattering imaging is the only ultrasound imaging method that is capable of making quantitative, high-spatial resolution images of acoustical tissue properties. Utilizing our proprietary inverse scattering algorithms, we have achieved fast imaging speeds, provided higher spatial and contrast resolutions, and have used a higher number of independent imaging parameters for diagnosis than currently available screening methods in our informal testing. We expect our patent protection for inverse scattering, to create a significant barrier to entry for competing technologies.
Intellectual Property; Patents
          We currently have five patents that were primarily invented by our founders and employees.
          In addition, we have six patents pending and two provisional patents. As is often the case, there are multiple inventors listed on some of these patents. Some of the inventors listed on the patents are our current officers and directors and some are previous directors of the Company. All of such inventors have assigned their rights in the patents to us except for the University of Utah, which has granted to us an exclusive, irrevocable and permanent world-wide license to the intellectual property, pursuant to an Amended and Restated License Agreement, dated January 10, 2002. Pursuant to the agreement, the University of Utah received stock in TechniScan Utah in lieu of a right to a royalty payment. Notwithstanding the license from the University of Utah, most of the intellectual property developed by us since 1984, and particularly in the last five years, has been developed independently of the University of Utah and is not subject to the Amended and Restated License Agreement. To date, we have not engaged in any litigation or other proceedings challenging the scope or application of any of our patents, nor have we contested any patent filing by another party.
          Our patent rights, proprietary know-how, and similar intellectual property are material to our competitive position. We plan to take all reasonable action within our capability and control to safeguard this intellectual property against piracy or infringement of any kind. We enter into confidentiality and intellectual property agreements with our employees. These agreements generally provide that all innovations, ideas, discoveries, improvements and copyrightable material made or conceived by the individual arising out of the employment or consulting relationship and all confidential information developed or made known to the individual during the term of the relationship will be our property.
          In addition to our patents, we have a registered trademark in the United States for “TechniScan Medical Systems.”
Government Regulation
          United States Regulation. The FDA has regulatory authority over the design processes, testing, manufacturing, and commercial distribution of medical devices in the United States. Because the WBU system is a medical device, it is subject to the relevant provisions of the Federal Food, Drug and Cosmetic Act (“FD&C Act”) and its implementing regulations. Pursuant to the FD&C Act, the FDA regulates, among other things, the manufacture, labeling, distribution, and promotion of the WBU system in the United States. The FD&C Act requires that a medical device must (unless specifically exempted by regulation) be cleared or approved by the FDA through either a 510(k) clearance or pre-marketing approval before being commercially distributed in the United States. The FD&C Act also requires that manufacturers of medical devices comply with specific labeling and manufacturing requirements and manufacture devices in accordance with Current Good Manufacturing Processes (“CGMP”) set forth in 21C.F.R. Part 820. CGMP requires, among other things, that companies manufacture their products and maintain related documentation in a conformed manner with respect to manufacturing, testing, and quality control activities. The FDA inspects medical device manufacturers and has broad authority to order recalls of medical devices, to seize non-complying medical devices, to enjoin and/or impose civil penalties, and to criminally prosecute violators.
          We submitted a 510(k) application to the FDA for a reflection only Whole Breast Ultrasound system in December 2007 as an interim step that could be used as a predicate device for future regulatory submissions. On March 31, 2008, the FDA requested additional information and posed questions regarding the technology of the device, software verification and validation, and clinical use of the system. By the questions posed in the FDA’s letter, we believe that the FDA misunderstood the technology of the device. On April 23, 2008, we had a teleconference with the FDA to resolve the misunderstandings, however, there remained questions by the FDA that required clinical data and additional software documentation to resolve.
          We decided that the 510(k) application submitted in December 2007 would be allowed to lapse and the planned, subsequent 510(k) application would be submitted for a refraction-corrected, B-Mode WBU System that incorporates an Esaote beam former as well as the MyLab70XVG handheld ultrasound system, which is our current WBU system. Since mid-July 2008, our management determined our regulatory plan was to submit a 510(k) application via third-party review by Intertek. On May 11, 2009 our 510(k) submittal to the FDA for the WBU system was submitted by Esaote through the third-party review process. InterTek completed the third-party review on behalf of Esaote. This submission is considered an interim step in the regulatory submission pathway, with the system offering improved clinical utility due to incorporating the refraction-correction algorithms into the reflection images. On August 13, 2009, InterTek forwarded our application to the FDA with a recommendation for an SE finding. We anticipate that the FDA will issue a final ruling on the application sometime prior to the end of 2009. If we receive an SE finding by the FDA, the 510(k) approval by the FDA will be issued in the name of Esaote and Esaote will assign the 510(k) approval to us.
     The federal Anti-Kickback Statute prohibits persons from knowingly and willfully soliciting, offering, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual, or the furnishing or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Several courts have interpreted the statute’s intent requirement to mean that if any one purpose of an arrangement involving remuneration is to induce referrals of federal healthcare covered business, the statute has been violated. The Anti-Kickback Statute is broad and prohibits many arrangements and practices that are lawful in businesses outside of the healthcare industry. Many states have also adopted laws similar to the federal Anti-Kickback Statute, some of which apply to the referral of patients for healthcare items or services reimbursed by any source, not only the Medicare and Medicaid programs.
     The federal False Claims Act prohibits persons from knowingly filing or causing to be filed a false claim to, or the knowing use of false statements to obtain payment from, the federal government. Various states have also enacted laws modeled after the federal False Claims Act.
     In addition to the laws described above, the Health Insurance Portability and Accountability Act of 1996 created two new federal crimes: healthcare fraud and false statements relating to healthcare matters. The healthcare fraud statute prohibits knowingly and willfully executing a scheme to defraud any healthcare benefit program, including private payors. The false statements statute prohibits knowingly and willfully falsifying, concealing or covering up a material fact or making any materially false, fictitious or fraudulent statement in connection with the delivery of or payment for healthcare benefits, items or services.
     Foreign Regulation
     Sales of medical devices outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. The time required to obtain approval for sale in foreign countries may be longer or shorter than that required for FDA clearance or approval, and the requirements may differ. In order to sell our products within the European Union (“EU”), companies are required to achieve compliance with requirements of the European Union Medical Device Directive and affix a “CE” marking on their products to attest such compliance. The “CE” mark is a mandatory conforming mark on many products marketed in the EU. It certifies that a product has met EU consumer safety, health or environmental requirements.
Research and Development
          Research and development expenses for fiscal years 2008 and 2007 were $2,803,584 and $1,120,240, respectively. In connection with our research and development, we entered into contracts with research facilities regarding testing on our technology. Our technology was developed through years of research supported, in part, by federal research grants and private and government research contracts. Technological changes play an important part in the advancement of our industry. We intend to continue to devote substantial sums to research and development. Research and development efforts inherently involve costs, risks and uncertainties that could adversely affect our projections, outlook and operating results.
Employees
          As of October 9, 2009, we have 20 employees, 18 of whom are full-time. None of our employees is subject to any collective bargaining agreements. We believe that our relationship with our employees is good.
ITEM 1A. RISK FACTORS
          This section sets forth certain of the material risks faced by the Company. You should carefully consider the risks described below in conjunction with the other information in this Current Report and related financial statements. These risks are not the only risks we face. Our business, financial condition and results of operations could be harmed by any of the following risks or by other risks identified throughout this Current Report, or by other risks that have not been identified or that we may believe are immaterial or unlikely.
Risks Related to the Company, Industry and Financial Results
We are a development stage company and have generated minimal revenues since inception.
          We have not generated significant revenues to date from our proposed business or operations. To date, our revenues have been from government grants and other research revenues. Moreover, we may not be able to generate either revenues or profit in the foreseeable future. Our success is dependent upon the successful development and marketing of the WBU system. Unanticipated problems, expenses and delays are frequently encountered in establishing a new business and in developing new technology. These include, but are not limited to, competition, the need to develop and gain clinical acceptance of the WBU system, the need to develop research facilities, the need for market expertise, the need to employ capable management and setbacks in development of new technology, market acceptance and sales and marketing activities. We will have to overcome the barriers of costly equipment and no established distribution relationships or experience. The failure to meet any of these conditions will have a material adverse affect on us and may force us to cease our proposed operations, and could even prevent us from ever selling a WBU system. No assurance is or can be given that we can or ever will operate profitably.
We expect to continue to incur significant operating losses which endangers our viability as a going-concern.
          Due to our lack of revenue, and lack of operations, there is substantial doubt as to our ability to continue operating as a going concern. We have never established adequate sources of operating revenue and had incurred net operating losses since our inception. As of December 31, 2008, we had an accumulated deficit of approximately $21 million. Our losses have resulted principally from costs incurred in research and development and clinical trials and from general and administrative costs associated with our operations. We expect operating losses to continue, mainly due to the anticipated expenses associated with the pre-market approval process and proposed commercialization of our technology, research and development and marketing activities and administration costs. Our continuing losses, among other things, have caused our independent registered public accounting firm to add an explanatory paragraph to its audit report on our 2008 and 2007 financial statements indicating that there is substantial doubt about our ability to continue as a going concern. Although we are focused on our research, development, and commercialization of the WBU system, there can be no reasonable assurances, however, that such efforts will result in the establishment of predictable and scalable sources of revenue.
We are subject to government regulation and failure to obtain and maintain required regulatory approvals would severely limit our ability to sell our products.
          We are subject to regulation by the FDA and other federal and state regulatory agencies. Pursuant to FDA regulations, we must obtain either a 510(k) clearance or PMA prior to marketing our products in the United States. If we do not obtain such clearance or PMA, we will not be able to implement our current business plan, and may be unable to generate any revenues. We are also subject to foreign regulations and are dependent upon the receipt of various types of approvals from certain foreign government agencies prior to the sale of products in those countries. The clearance and approval process for both the FDA and foreign regulatory authorities can be costly, time consuming and uncertain. There can be no assurance that we will receive these clearances, or that we will have sufficient resources to commence or complete the regulatory approval process. Delays in obtaining such clearances or PMAs or changes in existing requirements could have a material adverse effect on our business and operations. Even if we do obtain regulatory approval of a product, that approval may be subject to limitations on the indicated uses for which it may be marketed. Even after granting regulatory approval, the FDA and regulatory agencies in other countries continue to review and inspect marketed products, manufacturers and manufacturing facilities, which may create additional regulatory burdens. Later discovery of previously unknown problems with a product, manufacturer or facility, may result in restrictions on the product or manufacturer, including a withdrawal of the product from the market.
Our inability to complete our clinical testing and product development activities would severly limit our ability to operate or finance operations.
     In order to commercialize our products, we must complete substantial clinical trials, and obtain sufficient safety and efficacy results to support required registration approval and market acceptance. We may not be able to successfully complete the development of our products, or successfully market our technologies or products. We may encounter problems and delays relating to research and development, regulatory approval and intellectual property rights of our technologies and products. Our research and development programs may not be successful, and our technologies and products may not identify tumor or lesions and may not facilitate the identification of breast cancer with the expected result. Our technologies and products may not prove to be safe and efficacious in clinical trials, and we may not obtain the requisite regulatory approvals for our technologies or product candidates. If any of these events occur, we may not have adequate resources to continue operations for the period required to resolve the issue delaying commercialization and we may not be able to raise capital to finance our continued operations during the period required for resolution of that issue.
We must successfully complete our clinical trials to be able to market certain of our products.
          We have been testing the WBU system on human subjects since April 2002 and have conducted more than 600 subject scans to date. These tests have focused on system reliability, algorithm development, image reproducibility, and clinical utility. While the data from this testing has been promising, there is not enough information to make statistically significant statements about our product or its diagnostic capabilities. We face additional challenges in attempting to develop the WBU system, including, but not limited to development of reliable testing protocols for future multi-center testing and gaining scientific and clinical acceptance of the WBU system. We must successfully overcome these challenges to prove the technology and move beyond the final stages of development to a commercially viable product. If we are unable to overcome these or other difficulties, it is highly unlikely that we can or ever will be profitable.
Even if we obtain regulatory approvals to sell our products, lack of commercial acceptance could impair our business.
          Even if we obtain all required regulatory approvals, we cannot be certain that our products and processes will be accepted in the marketplace at a level that would allow us to operate profitably. Our products may be unable to achieve commercial acceptance for a number of reasons, such as the availability of alternatives that are less expensive, more effective, or easier to use; the perception of a low cost-benefit ratio for the product amongst our market, including screening centers, hospitals, radiologists and physicians; or an inadequate level of product support. Our technologies or product candidates may not be employed in all potential applications being investigated, and any reduction in applications would limit the market acceptance of our technologies and product candidates, and our potential revenues.
The market for our products will be heavily dependent on third-party reimbursement policies.
          In the United States, suppliers of health care products and services are greatly affected by Medicare, Medicaid, and other government insurance programs, as well as by private insurance reimbursement programs. Third-party payors (Medicare, Medicaid, private health insurance companies and other organizations) may affect the pricing or relative attractiveness of our system by regulating the coverage or level of reimbursement provided by such payors to the physicians and clinics utilizing the WBU system. If examinations utilizing the WBU system are not reimbursed under these programs, or adequately reimbursed, our ability to sell the system may be materially and/or adversely affected. There can be no assurance that third-party payors will provide reimbursement for use of our system. In international markets, reimbursement by third-party medical insurance providers, including governmental insurers and independent providers, varies from country to country. In certain countries, our ability to achieve significant market penetration may depend upon the availability of third-party governmental reimbursement.

Certain foreign governments may not give a reimbursement code for our device.
          Government health authorities, especially in the countries where most of the reimbursements flow through government agencies, may not provide us with a reimbursement code, which is required for claiming the cost for the use of our technology and products from government agencies. If we are unable to obtain such reimbursement codes in major markets, marketability of our technology and products may be severely restricted, which could negatively impact our results of operations and our stock price.
We face competition in the medical technology field and if we do not keep pace with our competitors and with technological and market changes, we may not be able to successfully compete.
          The medical device industry generally, and the cancer diagnostic imaging segments in particular, are characterized by rapidly evolving technology and intense competition. Other companies in the medical device industry may be developing, or could in the future attempt to develop, products that are competitive with the WBU system. The market in which we intend to participate is highly competitive. Many of the companies in the cancer diagnostic and screening markets have substantially greater technological, financial, research and development, regulatory, manufacturing, human and marketing resources, and experience than we do. Our competitors may succeed in developing or marketing technologies and products that are more effective or less costly than ours, or that would render our technology and products obsolete or noncompetitive. We may not be able to compete against such competitors and potential competitors in terms of manufacturing, marketing, and sales. If we are unable to compete successfully, it could have a negative impact on our results of operations and our stock price.
Potential product liability claims could affect our earnings and financial condition.
          The nature of our business exposes us to risk for product liability claims, which are inherent in the testing, manufacturing and marketing of cancer detection products. Significant litigation, not involving us, has occurred in the past based on allegations of false negative diagnoses of cancer. Accordingly, there can be no assurance that we can avoid significant product liability exposure. We currently maintain product liability insurance coverage for up to $1 million in aggregate claims. There is substantial doubt that product liability insurance will cover all liabilities should we face significant claims. A successful products liability claim brought against us could have a material adverse affect on our business, operating results and financial condition. Should we be unable to maintain adequate product liability insurance, our ability to market our products will be significantly impaired. Any losses we may suffer for future claims or a voluntary or involuntary recall of our products and the damage that any product liability litigation or voluntary or involuntary recall may do to the reputation or marketability of our products would have a material adverse affect on our business, operating results, financial condition and stock price.
We are currently dependent on a single product.
          Because our sole source of revenues for the foreseeable future is expected to come from licensing or marketing of the WBU system and the technology behind the WBU system, our operations may be adversely affected by economic, regulatory or similar problems or events that may apply only to us, only to medical devices of the type similar to the WBU system or only within a particular market area in which the WBU system is licensed or marketed. The adverse effect of any such problems or events could be more easily absorbed in an investment in a more diversified business or one that operates in a different industry.
Our product is new and unproven.
          The science and technology of medical products, including ultrasound equipment, is rapidly evolving. The WBU system may require significant further research, development, testing, and regulatory clearances and is subject to the risk of failure inherent in the development of products based on innovative technologies. These risks include the possibility that the WBU system will prove to be ineffective or unsafe, or otherwise fail to receive necessary regulatory clearances; that the WBU system, if effective, may prove uneconomical to market; that third parties hold proprietary rights that preclude us from marketing the WBU system; or that third parties market superior or equivalent products. Accordingly, we are unable to predict whether our research and development activities will result in a commercially viable product. Further, due to the extended testing and regulatory review process required before marketing clearance can be obtained for the WBU system, we cannot predict with certainty when or if we will be able to sell the system. There is also no guarantee that we will be able to develop and sell other products based upon the technology behind the system.

          Methods for the detection of cancer are subject to rapid technological innovation and there can be no assurance that future technical changes will not render the WBU system obsolete. There can be no assurance that the development of new types of diagnostic medical equipment or technology will not have a material adverse effect on our business, financial condition, results of operations or stock price.
We changed our business model.
          We have recently made modifications to our business model. In the past, our business model has been based upon a “build and sell” model where customers pay an upfront fee to purchase hardware and software that we have developed and distributed. Under this build and sell model, the customer bears the risks of putting the capital equipment into profitable use. We recently decided to change our business model by incorporating a new reading service, whereby third-party readers would be contracted to provide remote image reading, data, and related services over the Internet and developing a financing model based on providing ancillary services to physicians, who would pay a fee per scan with contracted minimum requirements.
          We expect to be devoting significant resources toward developing strategies for implementing the reading service. It is uncertain whether these market penetration strategies will prove successful. The fee per service model places us in a situation where we share some of the business risk with the customer. We will attempt to negate as much of that risk as possible through contracting arrangements, but ultimately, we will assume some additional risk. The risk may not be offset through increased sales and revenue.
If our patents and proprietary rights do not provide substantial protection, then our business and competitive position will suffer.
          Our ability to commercialize the WBU system as well as other products will depend, in part, on our ability both in the United States and in other countries to obtain patents, enforce those patents, preserve trade secrets and operate without infringing on proprietary rights of third parties. We currently have five issued United States patents. Furthermore, six patent applications relating to our technologies are currently pending in the United States and we have two provisional patents that provide only short term protection of intellectual property. There can be no assurance that we will be able to obtain additional domestic or any foreign patents. Also, the scope of any of our issued patents may not be sufficiently broad to offer meaningful protection.
          The patent positions of medical device companies are uncertain and involve complex legal and factual questions. There can be no assurance that any patents that now or in the future are owned or licensed by us, will prevent other companies from developing similar or medically equivalent products, or that other companies will not be issued patents that may prevent the sale of our products or that will require us to enter into licenses and pay significant fees or royalties. Furthermore, there can be no assurance that any of our products or methods will be patentable, will not infringe upon the patents of third parties, or that our existing patents or future patents will give us an exclusive position in the subject matter claimed by those patents. We may be unable to avoid infringement of third-party patents and may have to obtain licenses, defend infringement actions or challenge the validity of those patents in court. There can be no assurance that a license will be available to us, if at all, on terms and conditions acceptable to us, or that we will prevail in any patent litigation or that we will have the financial resources to finance such patent litigation. Patent litigation is costly and time-consuming, and there can be no assurance that we will have or will devote sufficient resources to pursue such litigation. If we do not obtain a license under such third-party patents, are found liable for infringement or are not able to have such third-party patents declared invalid, we may be liable for significant monetary damages, may encounter significant delays in bringing products to market or may be precluded from participating in the manufacture, use or sale of products or methods of treatment protected by such third-party patents. There can be no assurance that any patent applications now pending or hereafter filed by us or on our behalf will result in issued patents, that patent protection will be secured for a particular device or technology, that any patents that may be issued will be valid or enforceable or that such patents will provide us meaningful protection.
          We have previously engaged in, and in the future may engage in, additional sponsored research agreements and other arrangements with academic researchers and institutions that have received or may receive funding from government agencies or private parties. As a result of these arrangements, the government agencies or private parties may have rights in certain inventions developed during the course of the performance of such agreements as required by law or the agreements.
Any claims relating to our making improper payments to physicians for consulting services, or other potential violations of regulations governing interactions between us and healthcare providers, could be time-consuming and costly.
          Our relationship with physicians, hospitals and marketers of our products are subject to scrutiny under various state and federal anti-kickback, self-referral, false claims and similar laws, often referred to collectively as healthcare fraud and abuse laws.

The federal anti-kickback laws prohibit unlawful inducements for the referral of business reimbursable under federally-funded health care programs, such as remuneration provided to physicians to induce them to use certain medical devices reimbursable by Medicare or Medicaid. Healthcare fraud and abuse laws are complex and subject to evolving interpretations, and even minor, inadvertent violations potentially can give rise to claims that the relevant law has been violated. Certain states have similar anti-kickback, anti-fee splitting and self-referral laws, imposing substantial penalties for violations. Any violations of these laws could result in a material adverse effect on the market price of our common stock, as well as our business, financial condition and results of operations. We cannot assure you that any of the healthcare fraud and abuse laws will not change or be interpreted in the future in a manner which restricts or adversely affects our business activities or relationships with physicians, screening centers, hospitals and marketers of our products. In addition, possible sanctions for violating these anti-kickback laws include monetary fines, civil and criminal penalties, exclusion from Medicare and Medicaid programs and forfeiture of amounts collected in violation of these prohibitions.
          Federal anti-kickback laws and regulations prohibit any knowing and willful offer, payment, solicitation or receipt of any form of remuneration by an individual or entity in return for, or to induce:
•	the referral of an individual for a service or product for which payment may be made by Medicare, Medicaid or other government-sponsored healthcare program; or

•	purchasing, leasing, ordering or arranging for any service or product for which payment may be made by a government-sponsored healthcare program.
          Federal anti-kickback laws also restrict the kinds of relationships we may have with physicians, including clinical research investigators and consultants. We must comply with a variety of other laws, such as laws prohibiting false claims for reimbursement under Medicare and Medicaid, which also can be triggered by violations of federal anti-kickback laws; Healthcare Insurance Portability and Accountability Act of 1996, which protects the privacy of individually identifiable healthcare information; and the Federal Trade Commission Act and similar laws regulating advertisement and consumer protections. In certain cases, federal and state authorities pursue actions for false claims on the basis that manufacturers and distributors are promoting unapproved or off-label uses of their products.
          The scope and enforcement of these laws is uncertain and subject to rapid change, especially in light of the lack of applicable precedent and regulations. We cannot assure you that federal or state regulatory authorities will not challenge or investigate our current or future activities under these laws. Any challenge or investigation could have a material adverse effect on our business, financial condition and results of operations. Any state or federal regulatory review of us, regardless of the outcome, would be costly and time-consuming. Additionally, we cannot predict the impact of any changes in these laws, and whether or not they will be retroactive.
We depend on third-party suppliers and manufacturers, and if they are unable to deliver, our business would suffer.
          We expect to purchase all of our components and supplies from third-party suppliers and to outsource any manufacturing to contract manufacturers. Because of regulatory restrictions on manufacturers of medical devices, we may experience significant difficulty in locating suppliers and manufacturers qualified to manufacture our products or components thereof. Further, manufacturers of medical devices generally have the right to manufacture similar products that may compete with our products, and to terminate their agreements without significant penalty under certain conditions. In addition, disclosure of our proprietary technology to a third-party for manufacturing purposes increases the risk of theft or loss of trade secrets. There can be no assurance that we will be successful in locating manufacturers or suppliers on terms and conditions or with reputations and experience acceptable to us or that our trade secrets will not be stolen.
Changes to health care reform could adversely affect us and our business.
          Political, economic and regulatory influences are subjecting the health care industry in the United States to fundamental changes. We anticipate the United States Congress, state legislatures and the private sector will continue to review and assess alternative health care delivery and payment systems. Potential approaches that have been considered include mandated basic health care benefits, controls on health care spending through limitations on the growth of private health insurance premiums and Medicare and Medicaid spending, the creation of large insurance purchasing groups, price controls and other fundamental changes to the health care delivery system. We believe that the legislative debate will continue in the future, and that market forces will demand reduced costs. If adopted and implemented, health care reforms could have a material adverse effect on our business, financial condition and results of operations. We cannot predict what impact the adoption of any future federal or state health care reform measures, private sector reform or other market forces may have on our business, either currently or in the future. Even the existence of pending health care reform could have a material adverse impact on us by making it difficult to raise capital or establish commercial relationships.
We will need additional financing, which we may not be able to receive.
          We currently have no significant operations from which to generate cash flows. Our operations to date have consumed substantial capital resources and we expect to require additional financing to fund our continued operations and implement our business plan. Our future capital requirements will depend on many factors, including technological and market developments, our ability to license and market the WBU system or the underlying software, and cash flows from operating activities. If we raise additional funds through equity or debt financings to finance our future operations, any equity financings could result in dilution to our stockholders and debt financing would result in increased interest expense. Any financing, if available, may be on terms unfavorable or not acceptable to us. If adequate funds are not obtained, we may be required to reduce or curtail our proposed operations.
     Disruptions in the capital and credit markets, as have been experienced during 2008 and 2009, could adversely affect our ability to obtain financing. If we do obtain debt financing in the future, those banks may not be able to meet their funding commitments to us if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests from us and other borrowers within a short period of time.
          We expect to incur substantial losses so long as we continue our planned manufacturing, regulatory, and research and development activities. If we ultimately receive regulatory approval for the WBU system, our manufacturing, marketing and sales activities are likely to substantially increase our expenses and our need for additional working capital. In the future, it is possible that we will not have adequate resources to support continuation of our business activities.
Risks Related to Ownership of Our Common Stock
Our common stock may be thinly traded.
          There is a very minimal public market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock will likely be thinly traded compared to larger more widely known companies.
          Trades of our common stock are conducted on the OTC Bulletin Board. Should our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.
          Furthermore, for companies whose securities are traded in the OTC Bulletin Board, it is more difficult to obtain accurate stock quotations or needed capital. Also, because major wire services generally do not publish press releases about these companies, it is also more difficult for them to obtain coverage for significant news and events.
          In addition, the price at which our common stock may be sold is very unpredictable because there could be very few trades in our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained at any time in the future. If our common stock is thinly traded, a large block of shares traded can lead to a dramatic fluctuation in the share price.
We expect that the price of our common stock will fluctuate substantially, potentially adversely affecting the ability of stockholders to sell their shares.
          Before the Merger, there was no public market for TechniScan Utah’s securities or Castillo’s common stock. The market price of our common stock after the Merger is likely to be highly volatile and subject to wide fluctuations in response to the following factors, many of which are generally beyond our control. These factors may include:
•	the introduction of new products or services by us or our competitors;

•	quarterly variations in our or our competitor’s results of operations;

•	the acquisition or divestiture of businesses, products, assets or technology;

•	disputes, litigation or other developments with respect to intellectual property rights or other potential legal actions;

•	sales of large blocks of our common stock, including sales by our executive officers and directors;

•	changes in earnings estimates or recommendations by securities analysts; and

•	general market conditions and other factors, including factors unrelated to our operating performance or the operating performance of our competitors.
Market price fluctuations may negatively affect the ability of investors to sell our shares at consistent prices.
We may become involved in securities class action litigation that could divert management’s attention and harm its business.
          The stock market in general has experienced extreme price and volume fluctuations. These fluctuations have often been unrelated or disproportionate to the operating performance of the companies involved. If these fluctuations occur in the future, the market price of our shares could fall regardless of our operating performance. In the past, following periods of volatility in the market price of a particular company’s securities, securities class action litigation has been brought against that company. If the market price or volume of our shares suffers extreme fluctuations, then it may become involved in this type of litigation which would be expensive and divert management’s attention and resources from managing the business.
Securities analysts may elect not to report on our common stock or may issue negative reports that adversely affect the price of our common stock.
          At this time, no securities analyst provides research coverage of our common stock. Further, securities analysts may never provide this coverage in the future. Rules mandated by the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and other restrictions led to a number of fundamental changes in how analysts are reviewed and compensated. In particular, many investment banking firms are required to contract with independent financial analysts for their stock research. It may remain difficult for a company with a smaller market capitalization such as ours to attract independent financial analysts that will cover our common stock. If securities analysts do not cover our common stock, the lack of research coverage may adversely affect our actual and potential market price and trading volume.
          The trading market for our common stock may be affected in part by the research and reports that industry or financial analysts publish about our business. If one or more analysts elect to cover our Company and then downgrade the stock, the stock price would likely decline rapidly. If one or more of these analysts cease coverage of our Company, we could lose visibility in the market, which in turn could cause our stock price to decline. This could have a negative effect on the market price of our shares.
Because we acquired TechniScan Utah by means of a reverse merger, we may not be able to attract the attention of major brokerage firms.
          Additional risks to our investors may exist since, prior to the Merger, the Company was a publicly traded shell company and, as a result of the Merger, acquired an operating business through a reverse merger. Security analysts of major brokerage firms may not provide coverage for us. In addition, because of past abuses and fraud concerns stemming primarily from a lack of public information about new public businesses, there are many people in the securities industry and business in general who view reverse merger transactions with public shell companies with suspicion. Without brokerage firm and analyst coverage, there may be fewer people aware of us and our business, resulting in fewer potential buyers of our securities, less liquidity and depressed stock prices for our investors.
Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the FINRA’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.
          Our common stock is a penny stock. The Securities and Exchange Commission’s (“SEC”) rule generally defines penny stock to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules may discourage investor interest in, and limit the marketability of, our common stock.
          In addition to the penny stock rules promulgated by the SEC, the Financial Industry Regulatory Authority (“FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low-priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.
A significant number of shares will become eligible for future sale by our stockholders and the sale of those shares could adversely affect the stock price.
          As of the closing of the Merger, 6,000,000 shares of our common stock may be sold without restriction under the Securities Act, however, 3,000,000 of those shares are subject to lock up agreements for up to 180 days after the closing of the Merger. Approximately 78,000,000 of our issued and outstanding shares of common stock, and approximately 12,000,000 shares of common stock issuable upon exercise of outstanding options, are not eligible for resale under the Securities Act without restriction, for a period of at least one year following the filing of this Current Report on Form 8-K.
          If our stockholders whose shares become eligible for resale in a year do sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the legal restrictions on resale discussed in this filing lapse, the trading price of our common stock could decline.
Directors, executive officers and principal stockholders own a significant percentage of our capital stock, and they may make decisions that you do not consider to be in the best interests of our stockholders.
          As of the closing of the Merger, our directors, executive officers and principal stockholders beneficially owned, in the aggregate, approximately 35% of our outstanding voting securities. As a result, if some or all of them acted together, they would have the ability to exert substantial influence over the election of our Board of Directors and the outcome of issues requiring approval by our stockholders. This concentration of ownership also may have the effect of delaying or preventing a change in control of our Company that may be favored by other stockholders. This could prevent transactions in which stockholders might otherwise recover a premium for their shares over current market prices.
Our stock price could decline as a result of our failure to meet reporting and other regulatory requirements.
          Our new management team will now be responsible for our operations and reporting. This will require outside assistance from legal, accounting, investor relations, or other professionals that could be more costly than planned. Our failure to comply with reporting requirements and other provisions of securities laws could negatively affect our stock price and adversely affect our results of operations, cash flow and financial condition.
          Operating as a small public company also requires us to make forward-looking statements about future operating results and to provide some guidance to the public markets. The new management has limited experience as a management team in a public company and as a result projections may not be made timely or set at expected performance levels and could materially affect the price of our shares. Any failure to meet published forward-looking statements that adversely affect the stock price could result in losses to investors, stockholder lawsuits or other litigation, sanctions or restrictions issued by the SEC or any stock market upon which our stock is traded.
If we do not implement necessary internal control over financial reporting in an efficient and timely manner, or if we discover deficiencies and weaknesses in existing systems and controls, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.
          It may be difficult to design and implement effective internal control over financial reporting for combined operations as the Company integrates the business it acquired as a result of the Merger, and perhaps other acquired businesses in the future. In addition, differences in existing controls of acquired businesses may result in weaknesses that require remediation when internal controls over financial reporting are combined.
          If we fail to maintain an effective system of internal control, we may be unable to produce reliable financial reports or prevent fraud. If we are unable to assert that our internal control over financial reporting is effective at any time in the future, or if our independent registered public accounting firm is unable to attest to the effectiveness of internal controls, is unable to deliver a report at all or can deliver only a qualified report, we could be subject to regulatory enforcement and investors may lose confidence in our ability to operate in compliance with existing internal control rules and regulations, either of which could result in a decline in our share price.
Our status as a public company may make it more difficult to attract and retain officers and directors.
          Sarbanes-Oxley and new rules subsequently implemented by the SEC have required changes in corporate governance practices of public companies. As an operating public company, we expect these new rules and regulations to increase our compliance costs in 2009 and beyond and to make certain activities more time-consuming and costly than if we were not an operating public company. As an operating public company, we also expect that these new rules and regulations may make it more difficult and expensive for us to obtain director and officer liability insurance in the future, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified persons to serve on our Board of Directors or as executive officers.
Compliance with changing regulations concerning corporate governance and public disclosure may result in additional expenses.
          There have been changing laws, regulations and standards relating to corporate governance and public disclosure, including Sarbanes-Oxley and new regulations promulgated by the SEC. These new or changed laws, regulations and standards are subject to varying interpretations in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies, which could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. As a result, our efforts to comply with evolving laws, regulations and standards are likely to continue to result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities. Members of our Board of Directors and Chief Executive Officer and Chief Financial Officer could face an increased risk of personal liability in connection with the performance of their duties. As a result, we may have difficulty attracting and retaining qualified board members and executive officers, which could harm our business. If our efforts to comply with new or changed laws, regulations and standards differ from the activities intended by regulatory or governing bodies, we could be subject to liability under applicable laws or our reputation may be harmed.
We do not intend to pay cash dividends. Any return on investment may be limited to the value of our common stock, if any.
          We have never declared or paid cash dividends on our capital stock. We currently expect to use available funds and any future earnings in developing, operating and expanding our business and do not anticipate paying any cash dividends in the foreseeable future. In addition, the terms of any future debt or credit facility we may obtain may preclude us from paying any dividends. As a result, capital appreciation, if any, of our common stock will be a stockholder’s only source of potential gain from our common stock for the foreseeable future.

Stockholders may experience significant dilution if future equity offerings are used to fund operations or acquire complementary businesses.
          If future operations or acquisitions are financed through issuing equity securities, stockholders could experience significant dilution. In addition, securities issued in connection with future financing activities or potential acquisitions may have rights and preferences senior to the rights and preferences of our common stock. We expect to issue additional equity securities pursuant to employee benefit plans. The issuance of shares of our common stock upon the exercise of options may result in dilution to our stockholders.
Our Certificate of Incorporation grants our Board of Directors the power to designate and issue additional shares of common stock.
          Our authorized capital consists of 150,000,000 shares of common stock. The Board of Directors, without any action by our stockholders, may issue additional shares up to 150,000,000 as the Board of Directors deems appropriate. Any issuances of additional stock will dilute the percentage of ownership interest of then-current holders of our capital stock and may dilute our book value per share.
Provisions in the Delaware General Corporation Law may prevent takeover attempts that could be beneficial to our stockholders.
          Provisions in the Delaware General Corporation Law may make it difficult and expensive for a third-party to pursue a takeover attempt we oppose even if a change in control of our Company would be beneficial to the interests of our stockholders. Any provision of Delaware law that has the effect of delaying or deterring a change in control could limit the opportunity for our stockholders to receive a premium for their shares of our common stock, and could also affect the price that some investors are willing to pay for our common stock. As a Delaware corporation, we are subject to Section 203 of the Delaware General Corporation Law. This section generally prohibits us from engaging in mergers and other business combinations with stockholders that beneficially own 15% or more of our voting stock, or with their affiliates, unless our directors or stockholders approve the business combination in the prescribed manner.
ITEM 2. FINANCIAL INFORMATION.
          Management’s Discussion And Analysis Of Financial Condition And Results Of Operations Of The Company
          Unless the context specifies otherwise, the term “we,” “us,” “our” or “the Company” in the following section refers to the business of TechniScan Utah prior to the Merger and of the combined company thereafter.
OVERVIEW
     The Company is a development stage company. The Company’s development stage began January 1, 2002 when the Company was capitalized for the research, development, and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer.
     The Company’s current commercial focus is the development of an ultrasound-based product, the WBU system, that is expected to provide radiologists with information about the bulk properties of tissue in the breast as well as useful images of the tissue structure.
     From the Company’s inception in 1984, its technology was developed through research supported, in part, by federal research grants and private and government research contracts.
     From inception through June 30, 2009, the Company has generated revenues solely from grants and research contracts. The WBU system has not yet been approved by the FDA for commercial sale; therefore, the Company has not yet generated revenues from product sales. The Company has incurred losses since it began operating and it projects that it will incur a net loss for the year ending December 31, 2009. As of June 30, 2009, December 31, 2008 and December 31, 2007, the Company had an accumulated deficit of $22,624,704, $21,751,464 and $17,507,846, respectively. The Company is dependent on equity raised from individual investors to support its operations, and the Company will continue to be dependent on debt and equity financing to support its operations until it generates significant revenues from the WBU system. There is substantial doubt about the Company’s ability to continue as a going concern, and no adjustments have been reflected in the Company’s financial statements that may result from the outcome of this uncertainty.
BASIS OF PRESENTATION
Revenues
     Since inception, the Company has generated revenues from federal research grants and private and government research contracts. The Company recognizes revenues when services have been provided and invoiced to the federal government or other research partners.
     During the years ended December 31, 2008 and 2007, and the six months ended June 30, 2009, the Company recognized revenues in connection with federal grants from the Department of Health and Human Services for cancer treatment research. In March 2009, a no-cost extension was applied for on two of the Company’s grants. On March 31, 2009, the Company received the Notice of Award for the no-cost extension extending the project period to March 31, 2010.
     The FDA has not approved the WBU system for commercial sale; therefore, the Company has not generated revenues from commercial product sales.
     During the year ended December 31, 2008, the Company received $300,000 in connection with the shipment of a prototype system per the terms of a product development agreement with Esaote, which is also a stockholder. The agreement provides for the shipment of five systems in total for a cash price of $300,000 for the first system, $200,000 for the second system, and $100,000 for the remaining three systems. In accordance with United States generally accepted accounting principles, the Company recognizes $120,000 of research revenue upon the shipment, acceptance and installation of each system. As of December 31, 2008, the Company had deferred $180,000 of the $300,000 cash receipt in connection with the shipment of its first pre-production scanner. The second system was shipped in June 2009; however, installation had not been completed and therefore the Company has not recognized revenue related to this system as of June 30, 2009. Subsequent to June 30, 2009, $200,000 was received in connection with the shipment of this second pre-production system. In accordance with the contract, the customer agreed to be billed upon delivery, which occurred on June 26, 2009. As a result, the Company recorded the $200,000 in accounts receivable and deferred revenue as of June 30, 2009, because installation had not yet occurred.
     In accordance with the agreement, the first two systems shipped were pre-production scanners and are to be used for research and clinical trials. The remaining three systems are to be production scanners meeting regulatory specifications for approved sale in Europe.
Operating Expenses
     The Company classifies its operating expenses between direct grant expenses, research and development expenses, and selling, general and administrative expenses.
     Direct grant expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged on projects specified within the scope allowed by specific federal grants, as well as the cost of direct equipment and materials.
     Research and development expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged in the development of the WBU technology, as well as indirect costs supporting these activities, including allocated depreciation and amortization of property and equipment and allocated rent for research facilities.
     Selling, general and administrative expenses consist primarily of personnel and personnel-related costs for employees and contractors engaged in business development, regulatory, executive, finance, accounting, human resources, information technology, marketing and legal roles. These costs also include general corporate costs such as rent for the corporate offices, insurance, depreciation on information technology equipment, and stock-based compensation expenses that are not allocated to research and development and direct grant expenses.

Income Taxes
     The Company has significant deferred income tax assets resulting primarily from net operating loss carry-forwards and tax credit carry-forwards. These deferred income tax assets may reduce taxable income in future periods, if any. A valuation allowance is required when it is more likely than not that all or a portion of the deferred income tax asset will not be realized. The Company has recorded a 100% valuation allowance against the net deferred income tax assets because there is significant uncertainty as to the ability of the Company to generate sufficient profits to realize these net deferred income tax assets.
CRITICAL ACCOUNTING POLICIES AND ESTIMATES
Use of Estimates
     In preparing the financial statements in accordance with United States generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Revenue Recognition
     The Company’s revenues are sourced from federal research grants and private and government research contracts. The Company recognizes revenues when services have been provided and invoiced to the government or other research partners. The FDA has not yet approved the WBU system for commercial sale; therefore, the Company has not yet generated revenues from product sales.
Inventory
     Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Inventory consists of raw materials and work in process. As appropriate, provisions are made to reduce inventories to their net realizable value. The cost of inventories that potentially may not sell prior to expiration or are deemed to have no commercial value have been written-off when identified. Net inventories have been valued at zero as of June 30, 2009 and as of December 31, 2008 and December 31, 2007.
Patent Costs
     Since entering the development stage, legal costs incurred to register and defend patents have been expensed as incurred due to the uncertainty surrounding future cash flows and future benefits to be realized from those patents.
Stock-based Compensation
     The Company calculates the estimated value of its stock options on the grant date. The Company measures the compensation cost of employee stock options based on the calculated value instead of the fair value because it is not practical to estimate the volatility of the share price. The Company does not maintain an internal market for its shares. The calculated value method requires that the volatility assumption used in an option-pricing model be based on historical volatility of an appropriate industry sector index.
     The Company uses the Black-Scholes option-pricing model to estimate the calculated value of its share-based payments. The volatility assumption used in the Black-Scholes option-pricing model is based on the volatility of the Dow Jones Small Cap Medical Equipment Index. The Company calculated the historical volatility of that index using the daily closing total returns for that index for a period of time equal to the expected term of the options immediately prior to the grant date. The Company uses historical data to estimate option exercise and employee termination patterns. The expected term of the options granted represents the period of time that the options granted are expected to be outstanding. The risk free rate for the periods within the contractual life of the option is based on the United States treasury securities constant maturity rate that corresponds to the expected term in effect at the time of grant.

RESULTS OF OPERATIONS
Six Months Ended June 30, 2009 Compared to June 30, 2008
Government Grant Revenues

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2008	% Change
Government grant revenues	$631,799	$286,146	121%
     Government grant revenue increased $345,653, or approximately 121%, for the six months ended June 30, 2009, as compared to the same period in 2008. This increase in revenue is the result of increased expenditures incurred on the second phase of the Company’s Inverse Scatter Breast Scan grant (SBIR grant), as well as expenditures incurred on the Ultrasound Quantitative Backscatter & Inverse Scattering grant (QUB grant) and the Thermoacoustic and Inverse Scattering Breast Cancer Scanner grant (Thermoacoustic grant). All of the current grants are nearing the end of the awarded amount and the proposed scope of the work. Grant revenues are expected to decline with the primary emphasis shifting to the subcontract work of completing the clinical studies under our largest Small Business Innovative Research Award.
Operating Expenses

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2008	% Change
Operating expenses:
Direct grant expenses	$377,388	$331,328	14%
Research and development expenses	663,538	1,007,422	-34%
Selling, general and administrative expenses	465,082	783,299	-41%
     Direct grant expenses increased $46,060, or approximately 14%, for the six months ended June 30, 2009, as compared to the same period in 2008. This increase is primarily the result of increased expenditures on the SBIR grant, as well as expenditures incurred in connection with the QUB and Thermoacoustic grants.
     Research and development expenses decreased $343,884, or approximately 34%, for the six months ended June 30, 2009, as compared to the same period in 2008. This decrease is primarily the result of a decrease in available cash resources in 2009, which required the Company to reduce personnel and other expenses until additional capital becomes available.
     Selling, general and administrative expenses decreased $318,217, or approximately 41%, for the six months ended June 30, 2009, as compared to the same period in 2008. This decrease is primarily the result of a decrease in available cash resources in 2009, which required the Company to reduce personnel and other expenses until additional capital becomes available. General and administrative expenses are expected to increase substantially as a result of current employees returning to full time status and an increase in hiring related to the requirements of operating a public company. Selling expenses are also expected to increase as the Company ramps up for the sales forecasted to begin in late 2010.

Other Income and Expenses

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2008	% Change
Interest income	$1,079	$13,052	- 92%
Interest expense	(110)	(672)	- 84%
Gain on sale of property and equipment	—	3,156	-100%
     Interest income decreased $11,973, or approximately 92%, for the six months ended June 30, 2009, as compared to the same period in 2008, primarily as a result of lower interest-bearing cash and cash equivalent balances in 2009.
     The net loss for the six months ended June 30, 2009 was $873,240 compared to a loss of $1,820,367 for the same period in 2008. The decrease in the net loss is primarily due to the Company reducing expenses not directly tied to federal research grants in 2009. During 2010 and 2011, the net losses are expected to increase as the Company increases expenditures related to completing the commercialization of products, ramping up sales and marketing efforts and increased personnel levels.
Year Ended December 31, 2008 Compared to December 31, 2007
Revenues

	For the	For the
	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	% Change
Government grant revenues	$653,061	$1,314,505	-50%
Related party research revenues	120,000	—	N/A
     Government grant revenues decreased $661,444, or approximately 50%, for the year ended December 31, 2008, as compared to the year ended December 31, 2007. This decrease in revenue is the result of decreased expenditures incurred on the SBIR grant. Government grant revenues increased in the first half of 2009 as the Company ramped up the final product and clinical design and implementation of the clinical efforts. These revenues are expected to decrease substantially in the second half of 2009 and expenses will shift from TechniScan personnel to subcontractor fees related to the implementation of the clinical testing program.
     Related party research revenues of $120,000 were recognized in 2008 in connection with the shipment of a prototype system per the terms of a product development agreement with Esaote, which entity is also a stockholder. Related party research revenues of $120,000 are expected to be recognized in the third quarter of 2009, and another $360,000 of the research revenues are expected to be recognized when the final three production systems are delivered and installed. Subsequent to the deliveries under the existing contract, we do not anticipate further sales of research and prototype equipment. Future sales are anticipated to be for production systems sold. The Company anticipates commercial sales beginning in early 2011. Sales will be dependent on the outcome of clinical trials now underway in Freiburg, Germany.
Operating Expenses

	For the	For the
	Year Ended	Year Ended
	December 31,	December 31,
	2008	2007	% Change
Operating expenses
Direct grant expenses	$518,150	$581,670	-11%
Research and development expense	2,803,584	1,120,240	150%
selling, general and administrative expense	1,715,048	1,431,746	20%

     Direct grant expenses decreased $63,520, or approximately 11%, for the year ended December 31, 2008, as compared to the year ended December 31, 2007. This decrease is primarily the result of decreased direct expenditures on the SBIR grant in 2008.
     Research and development expenses increased $1,683,344, or approximately 150%, for the year ended December 31, 2008, as compared to the year ended December 31, 2007. This increase is due in large part to a significant redesign of core components for the WBU system in 2008.
     Selling, general and administrative expenses increased $283,302, or approximately 20%, for the year ended December 31, 2008, as compared to the year ended December 31, 2007. This increase is primarily the result of increased personnel, consultant and travel costs associated with obtaining additional financing and preparing the WBU system for FDA approval. These expenses are expected to decrease substantially as expenses shift from Company personnel to subcontractor fees related to the implementation of the clinical testing program.
Other Income and Expenses

	For the	For the
	Year Ended	Year Ended
	December 31, 2008	December 31, 2007	% Change
Interest income	$18,399	$19,700	-7%
Interest expense	(757)	(1,279)	-41%
Gain on sale of property and equipment	2,461	—	N/A
     The net loss for the year ended December 31, 2008 was $4,243,618 compared to a loss of $1,800,730 for the year ended December 31, 2007. The increase in the net loss is due to primarily to significant increases in research and development expenses and general and administrative expenses in 2008.
Results of Operations for the Development Stage
     Since the inception of the Company’s development stage (January 1, 2002) through June 30, 2009, the Company has generated $2,816,172 of revenues from government grants and has experienced cumulative a net loss of $22,235,311. Selling, general and administrative expenses were $11,286,158, research and development expenses were $11,863,524, and direct grant expenses were $1,630,195 for the development stage period. All research and development costs are expensed as they are incurred, which include, but are not limited to, personnel, prototype materials, lab supplies, consulting and research-related overhead.
Liquidity and Capital Resources

	For the	For the
	Six Months	Six Months
	Ended	Ended
	June 30, 2009	June 30, 2008
Interest cash used in operating activities	$(748,380)	$(1,661,299)
Net cash provided by investing activities	—	176,324
Net cash provided by financing activities	557,586	2,956,165

	For the	For the
	Year Ended	Year Ended
	December 31, 2008	December 31, 2007
Net cash used in operating activities	$(3,018,026)	$(1,701,568)
Net cash provided by (used in) investing activities	159,451	(216,983)
Net cash provided by financing activities	2,914,553	1,660,495

Operating Activities
     The Company used cash in operating activities of $748,380 for the six months ended June 30, 2009, as compared to using $1,661,299 for the same period in 2008. The Company used cash in operating activities of $3,018,026 for the year ended December 31, 2008, as compared to $1,701,568 for the year ended December 31, 2007. The Company continues to use significant amounts of cash as it moves its product development efforts forward. The Company has used cash in operating activities of $20,031,664 since the inception of the development stage (January 1, 2002) through June 30, 2009.
Investing Activities
     The Company generated no cash from investing activities for the six months ended June 30, 2009, but generated $176,324 for the same period in 2008 due to cash proceeds from the sale of investments of $213,112 and cash proceeds from the sale of equipment of $4,000, offset in part by purchases of equipment of $40,788.
     The Company generated cash from investing activities of $159,451 for the year ended December 31, 2008, consisting of cash proceeds from the sale of investments amounting to $213,112 offset in part by purchases of equipment of $53,661. In comparison, the Company used $216,983 of cash for the year ended December 31, 2007 in connection with investing activities, consisting of $213,112 for the purchase of investments and $3,871 for the purchase of equipment.
     The Company has used cash in investing activities of $399,791 since the inception of the development stage (January 1, 2002) through June 30, 2009.
Financing Activities
     The Company generated cash from financing activities of $557,586 for the six months ended June 30, 2009, as compared to $2,956,165 for the same period in 2008, primarily from the issuance of preferred stock, net of issuance costs. The Company generated cash from financing activities in the amount of $2,914,553 for the year ended December 31, 2008, as compared to $1,660,495 for the year ended December 31, 2007, primarily from the issuance of preferred stock in 2008 and 2007 and proceeds from the issuance of convertible notes payable in 2007.
     The Company plans to obtain additional funding from Phoenix Capital Partners that was negotiated in connection with the Merger. The Company expects to continue to seek additional funding to meet its working capital requirements through collaborative arrangements and securities, research grants, and/or bank borrowings. There can be no assurance, however, that additional funds will be available from any of the foregoing or other sources on favorable terms, if at all.
     The Company’s future capital requirements will depend on many factors, including cash flow from operating activities, technology developments, and the Company’s ability to develop and market the WBU system and other new products successfully. The Company anticipates that its existing capital resources, together with the proceeds from future equity offerings, debt financing and anticipated revenues will be adequate to satisfy the Company’s anticipated operating expenses and capital requirements. However, because of the Company’s accumulated deficit, rate of cash used in operating activities, negative working capital and other factors, substantial doubt exists about the Company’s ability to continue as a going concern.
New Accounting Pronouncements
     In December 2007, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 141 (revised 2007), Business Combinations, and SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of Accounting Research Bulletin No.51. SFAS No. 141R will change how business acquisitions are accounted for and will impact financial statements both on the acquisition date and in subsequent periods. SFAS No. 160 will change the accounting and reporting for minority interests, which will be recharacterized as noncontrolling interests and classified as a component of equity. SFAS No. 141R and SFAS No. 160 are effective for the Company for its year ended December 31, 2009. Early adoption is not permitted. The adoption of SFAS No. 141R and SFAS No. 160 are not expected to have a material impact on the Company’s financial statements.
     In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 does not require any new fair value measurements but rather eliminates inconsistencies in guidance found in various prior accounting pronouncements. SFAS No. 157 is effective for years beginning after November 15, 2007. However, in February 2008, the FASB issued FSP FAS 157-b (the FSP), which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). This FSP partially defers the effective date of SFAS No. 157 to years beginning after November 15, 2008, and interim periods within those years for items within the scope of this FSP. Effective for fiscal 2008, the Company adopted SFAS No. 157 except as it applies to those nonfinancial assets and nonfinancial liabilities as noted in FSP FAS 157-b. The adoption of SFAS No. 157 did not have a material impact on the Company’s financial statements.
     In July 2006, the FASB issued Financial Interpretation No. 48 (FIN 48), Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109. FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing the recognition threshold a tax position is required to meet before being recognized in the financial statements. It also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for years beginning after December 15, 2007; however, in December 2008, the FASB published FSP No. FIN 48-3 (FSP FIN 48-3), Effective Date of FASB Interpretation No. 48 for Certain Nonpublic Enterprises, which is an amendment to FIN 48, deferring the effective date of FIN 48 until fiscal 2009 for the Company. The cumulative effects, if any, of applying FIN 48 will be recorded as an adjustment to retained earnings as of the beginning of the period of adoption. However, the Company does not expect this to have a material effect on the Company’s financial position, results of operations or liquidity.
     Additionally, in May 2007, the FASB published FSP No. FIN 48-1 (FSP FIN 48-1), Definition of Settlement in FASB Interpretation No. 48. FSP FIN 48-1 is an amendment to FIN 48. It clarifies how an enterprise should determine whether a tax position is effectively settled for the purpose of recognizing previously unrecognized tax benefits. The Company is required to comply with FIN 48-1 effective as of the completion of the Merger on October 9, 2009. The actual impact of the adoption of FIN 48 and FSP FIN 48-1 on the Company’s results of operations and financial condition will depend on facts and circumstances that exist on the date of adoption. The Company is currently calculating the impact of the adoption of FIN 48 and FSP FIN 48-1, but does not expect it to have a material impact on the financial statements.
     In June 2008, the FASB issued EITF 07-5, Determining whether an Instrument (or Embedded Feature) is Indexed to an Entity’s Own Stock. EITF 07-5 is effective for financial statements issued for years beginning after December 15, 2008, and interim periods within those years. Early application is not permitted. Paragraph 11(a) of SFAS No. 133 specifies that a contract that would otherwise meet the definition of a derivative but is both (a) indexed to the Company’s own stock and (b) classified in stockholders’ equity in the balance sheet would not be considered a derivative financial instrument. EITF 07-5 provides a new two-step model to be applied in determining whether a financial instrument or an embedded feature is indexed to an issuer’s own stock and thus able to qualify for the SFAS No. 133 paragraph 11(a) scope exception. The Company is calculating the impact of the adoption of EITF 07-5 on its financial statements.
Off-Balance Sheet Arrangements
     The Company does not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future material effect on its financial position, changes in financial position, revenues or expenses, results of operations, liquidity, or capital resources.
Contractual Obligations and Commitments
     The Company leases approximately 16,000 square feet of office and manufacturing space in Salt Lake City, Utah. The lease expires in May 2018. The future operating lease obligations as of December 31, 2008 are as follows:

Year Ending December 31,
2009	$256,304
2010	291,225
2011	297,050
2012	302,991
2013	309,051
Thereafter	1,439,508

ITEM 3. PROPERTIES.
     Our principal office is located at 3216 South Highland Drive, Salt Lake City, Utah 84106, consisting of approximately 16,000 square feet, which we rent at a current cost of $24,029 per month. On April 11, 2008, we entered into a ten year lease for this principal office space; the term of the lease commenced on June 1, 2008. The rent for the premises was $18,689 per month beginning on September 1, 2008 and continued at such cost until June 1, 2009. The months of June, July and August 2008 were provided rent-free. On July 1, 2009, the rent increased to the current cost of $24,029 per month. For a 24 month period, we will continue to pay the current cost per month for rent. At the expiration of the 24 month period, the rent will increase by 2% and will continue to increase by 2% on the expiration of each 12 month period.
     We sublease approximately 200 square feet of our principal office space to a third-party on a month to month basis, for $300 per month.
ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.
Security Ownership of Directors and Executive Officers
     We refer you to the section titled “Explanatory Note Regarding Disclosures about Directors and Executive Officers” of this Current Report on Form 8-K with respect to the beneficial ownership of the sole director and executive officer of the Company prior to the completion of the Merger.
     The following tables set forth information with respect to the beneficial ownership of our outstanding common stock as of October 9, 2009, following the completion of the Merger, by (1) each nominee for director, (2) each named executive officer identified in the Summary Compensation Table below, (3) all nominees for director and nominees for executive officers as a group, and (4) each stockholder identified as beneficially owning greater than 5% of our outstanding shares of common stock. Beneficial ownership means sole or shared voting power or investment power with respect to a security. We have been informed that all shares shown are held of record with sole voting and investment power, except as otherwise indicated. To our knowledge, none of the shares reported below are pledged as security.
     For purposes of the following tables, a person is deemed to be the beneficial owner of securities that can be acquired by that person within 60 days from October 9, 2009 upon exercise of options, warrants and/or other convertible or exercisable securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants and other convertible or exercisable securities that are held by that person (but not those held by any other person) and that are convertible or exercisable within the 60-day period have been exercised. The percentage of outstanding common shares has been calculated based upon 83,824,535 shares of common stock outstanding on October 9, 2009. Unless otherwise indicated, the address of each of the individuals and entity listed below is c/o TechniScan, Inc., 3216 South Highland Drive, Salt Lake City, Utah 84106.

	Shares of Common Stock
	Beneficially Owned
Name of	Amount and Nature of
Beneficial Owner	Beneficial Ownership		Percent of Class
Directors and Officers
David C. Robinson	3,934,742	(2)	4.52%
Barry K. Hanover	2,921,216	(3)	3.37%
Kenneth G. Hungerford II	3,557,898	(4)	4.24%
Richard J. Stanley	8,366,288	(5)	9.98%
Gerald A. Richardson	67,000		*
Cheryl D. Cook	235,004	(6)	*
All directors and executive officers as a group (6 persons)	19,082,148		21.24%

	Shares of Common Stock
	Beneficially Owned
	Amount and Nature of	Percent of
	Beneficial Ownership	Class
5% or More Stockholders
Esaote S.p.A (1)	8,500,002	10.14%
Steven A. Johnson, Ph.D.	4,255,598 (7)	5.03%

*	Indicates ownership of less than 1%

(1)	Esaote’s address is Via Siffredi, 58 16153, Genova, Italy.

(2)	Includes 766,464 shares of common stock held by Mr. Robinson and his wife as joint tenancy with right of survivorship, as to which Mr. Robinson may be deemed to share beneficial ownership, and options to purchase 3,168,278 shares of common stock.

(3)	Includes options to purchase 2,865,600 shares of common stock.

(4)	All common stock is held by Green & Gold Capital Holdings, LLC, of which Mr. Hungerford is a member and manager, and as such may be deemed to share voting and investment power with respect to these shares. Mr. Hungerford disclaims beneficial ownership of all shares held by Green & Gold Capital Holdings, LLC except to the extent of his pecuniary interest therein.

(5)	Includes 899,000 shares of common stock held by members of Mr. Stanley’s family and 5,943,184 shares of common stock held by Mr. Stanley and his wife and/or family as joint tenancy with right of survivorship. Mr. Stanley may be deemed to share beneficial ownership of the shares held by members of Mr. Stanley’s family. Mr. Stanley disclaims beneficial ownership of such shares.

(6)	All common stock is held by Ms. Cook and her husband as joint tenancy with right of survivorship, and as such may be deemed to share voting and investment power with respect to these shares.

(7)	Includes options to purchase 706,000 shares of common stock held by Dr. Johnson.
ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.
     We refer you to the section titled “Explanatory Note Regarding Disclosures about Directors and Executive Officers” of this Current Report on Form 8-K with respect to biographical information about the sole director and executive officer of the Company prior to the completion of the Merger.
     The following table sets forth information, as of October 9, 2009, concerning the Board of Directors and executive officers of the Company following the completion of the Merger.

Name	Age	Position
David C. Robinson	48	Chief Executive Officer, Chief Financial Officer, Director
Barry K. Hanover	54	Chief Operating Officer
Kenneth G. Hungerford II	63	Chairman of the Board, Director
Richard J. Stanley	67	Director
Gerald A. Richardson	77	Director
Cheryl D. Cook	61	Director
Business Experience of Directors and Executive Officers During the Past Five Years
David C. Robinson has served as the President and Chief Executive Officer and as director of TechniScan Utah since July 2001. In 2003, Mr. Robinson also served as Chief Executive Officer of SafeScan, until SafeScan’s dissolution in 2004. From September 1998 to January 2002, Mr. Robinson served as the President and Chief Executive Officer of PhatPipe, which Mr. Robinson founded in 1998, a provider of affordable broadband technology and services to owners of industrial real estate. From 1995 to July 2001, Mr. Robinson provided strategic consulting services for government and private industry including AMB Property Corporation, The Oz Entertainment Company, and the United States General Services Administration. From 1987 to 1995, Mr. Robinson served as Chief Operating Officer for MEC Analytical Systems, Inc., a private consulting firm. From 1984 to 1987, Mr. Robinson was a consulting integration engineer with Litton Electronic Systems Group Defense Division. Mr. Robinson received a Bachelor of Arts degree in 1984 in Business from the University of Utah.

Barry K. Hanover has served as Chief Operating Officer of TechniScan Utah since February 2002. From December 1992 to September 1996, Mr. Hanover served as the Vice-President of Engineering and from September of 1996 until November 1999 served as the Executive Vice President and Chief Technical Officer of OEC Medical Systems, Inc., a provider of high performance digital intraoperative/interventional x-ray imaging systems. Upon OEC’s acquisition by GE Medical Systems in November 1999 until March 2001, Mr. Hanover served as GE OEC’s Vice-President of Surgery and Chief Technologist. From 1983 to 1992, Mr. Hanover was Vice-President of Technical Development and a member of the board of directors of Sarcos, Incorporated, a developer of products including drug delivery and robotic systems. From 1990 to 1992, Mr. Hanover served as General Manager of Animate Systems, Inc, a division of Sarcos, Inc. From June 1992 until October 1992, Mr. Hanover was President of Hanover Engineering Services, LC, an engineering consulting firm with an emphasis on the solution of multidisciplinary design problems. Mr. Hanover received a Bachelor of Science degree in Mechanical Engineering in 1977 from Tufts University and a Masters of Engineering in Mechanical Engineering in 1985 from the University of Utah. Mr. Hanover is listed as an inventor on 20 U.S. Patents in the fields of drug delivery systems, dialysis systems and x-ray imaging apparatus.
Kenneth G. Hungerford II has served as director of TechniScan Utah since February 2007 and has served as Chairman of the Board since June 2009. Mr. Hungerford has been Chairman of ADAC Automotive, Inc., a privately held automotive supplier, since January 1986 and served as Chief Executive Officer from January 1996 until March 2007. ADAC is a member of the VAST LLC, a global supplier of automotive parts with operations in China, Brazil, Japan, and Korea. Mr. Hungerford is a member of the board of directors of VAST and serves as a member of its strategic planning committee. Mr. Hungerford was a founding director of Edge Industries, a privately held, capital equipment manufacturer that provides specialized cutting, metering, and dispensing systems for the urethane industry; Lomak Petroleum, which was merged into Range Resources, a publicly traded oil and gas company engaged in the acquisition and development of gas resources; Applied Image Technology, a development stage, software company that provided computer based parts manuals and was merged into MRO, Inc., a publicly traded software company which was subsequently acquired by IBM; Brillance Audiobooks, a publisher of audiobooks which was recently acquired by Amazon; and WXMI Broadcasting, an independent, local television station in Grand Rapids, MI, that became the local FOX network affiliate, and was subsequently sold to COX Broadcasting. Additionally, Mr. Hungerford is currently on the board of trustees of St. Mary’s Health Care in Grand Rapids, Michigan, which is a member organization in the Trinity Health Network. Mr. Hungerford received a Bachelor of Business Administration degree from the University of Notre Dame in 1968 and has been registered as a Certified Public Accountant in the State of Michigan since 1970.
Richard J. Stanley has served as a director of TechniScan Utah since December 2002. Mr. Stanley has been an Associate Professor of chemistry at Wagner College since 1991 and was a chemical engineer for Procter & Gamble Manufacturing from 1968 to 1990. Mr. Stanley is currently a director of Mendis International. Mr. Stanley has been a part owner of a professional baseball franchise in the Eastern League of Professional Development for 30 years. Mr. Stanley has served as the team President, Secretary and Treasurer and a director of the Eastern League for more than 20 years and has been responsible for building stadiums in various cities in the United States and Canada. Mr. Stanley has served as Vice Chairman and Chairman over the years since 1990 for SCORE. Mr. Stanley received a Bachelor of Science in Chemical Engineering from New York University, a Masters Degree in Chemical Engineering from City University of New York, and a Masters in Business Administration from New York University.
Gerald A. Richardson has served as a director of TechniScan Utah since January 2008. Mr. Richardson previously served as a director of TechniScan Utah from October 2001 until August 2002. Mr. Richardson is the founder, managing partner and Chief Executive Officer of The Anson Group, a consulting firm which serves developers, manufacturers and marketers of pharmaceuticals, medical devices and diagnostic products. From 1986 to 1993, Mr. Richardson was the President and Chief Executive Officer of Biosound, Inc., a medical imaging company specializing in high performance ultrasound systems where he organized a buyout and resale of the company to the Esaote Group. From 1980 to 1983, Mr. Richardson was the President and Chief Executive Officer of VingMed, Inc., a cardiac ultrasound development and distribution company focused in Scandinavia that was acquired by GE Medical. In 1975 Mr. Richardson also helped found Irex Medical Systems, a developer of phased array cardiac imaging and quantitative Doppler flow measurement systems that later sold to Technicare Ultrasound, a unit of Johnson and Johnson. From 1972 to 1975, Mr. Richardson served as the President of EDR Instruments, Inc., a contract engineering company that developed industrial sensor and diagnostic cardiology instrumentation. Mr. Richardson received a Bachelor of Science degree from Kenyon College and a Master of Science from Temple University.
Cheryl D. Cook has served as a director of TechniScan Utah since August 2005. Ms. Cook founded in 1996, and is the owner of, C2 Financial, LLC, a financial consulting firm. Ms. Cook has been the financial advisor to the Idaho State Treasurer since 1987. From 2000 to 2004, Ms. Cook was Senior Vice President and Senior Relationship Manager at Key Bank. From 1990 to 1994, Ms. Cook was First Vice President and Manager for Dain Bosworth and Ehrlich Bober and Co. From 1997 to 2000, Ms. Cook was the

Managing Director of the Salt Lake International Airport. Prior to this position, Ms. Cook was the Chief Financial Director for the Salt Lake International Airport. From 1994 to 1997, Ms. Cook was a government securities advisor for former Soviet Union countries, primarily with Ukraine and Latvia, as a United States Treasury contract employee. Ms. Cook is currently a board member and Chairman of the audit committee for the Community Development Corporation of Utah and a board member for the University of Utah Board of Visitors. From 2006 to 2009, Ms. Cook was a board member of Merrill Lynch Bank USA; from 2001 to 2008, Ms. Cook was a board member of the Salt Lake Valley Health Department; and from 2002 to 2004 Ms. Cook was a board member of the Utah Bankers Association. Ms. Cook received her Bachelor of Science degree from the University of Utah, College of Business.
Key Employees
John C. Klock, M.D. has served as the Chief Medical Officer of TechniScan Utah since June 2009. Prior to serving as the Chief Medical Officer, Dr. Klock served as a director of the Company from February 2007 until June 2009. Dr. Klock received his medical degree from Tulane University, and completed his medical training at the University of California - San Francisco and Massachusetts General Hospital. Dr, Klock is a board-certified Internist and Hematologist-Oncologist who practiced medicine and did research at the University of California San Francisco from 1970 to 1982. Since 1982, Dr, Klock has been involved in the start-up of five medical companies. While at these companies Dr. Klock helped to develop and bring to market: (1) a novel cancer treatment, (2) the first rapid AIDS test, (3) comprehensive tests for detecting metabolic diseases of children and (4) several drugs for treating genetic diseases of children. Dr. Klock continues to introduce novel concepts into medical practice and is on the boards of several medical genetics and software companies. Dr. Klock has authored over 70 peer-reviewed medical and scientific publications and is listed as an inventor on 8 United States patents. Presently, through Holistica Hawaii Preventive Medicine, Dr. Klock is applying modern medical technologies for disease prediction and health screening, and developing individualized programs for persons interested in maintaining optimal health through prevention.
Arrangements of Certain Directors
          The Company is aware of the following arrangements or understandings between certain directors and other persons, pursuant to which such directors were selected as a director.
          In 2006, Mr. Hungerford was the lead investor of a group that purchased shares of TechniScan Utah’s stock pursuant to a private placement offering of Series D Preferred Stock. Pursuant to the term sheet for such purpose, which set forth the agreement between Mr. Hungerford, together with certain other investors, and TechniScan Utah, Mr. Hungerford was appointed as a director of TechniScan Utah. Upon closing of the Merger, the right to select a director by such investors was terminated.
          Pursuant to a private placement offering of Series E Preferred Stock, TechniScan Utah and, as a group, 68 purchasers of the Series E Preferred Stock, entered into a Voting Agreement relating to the election of directors of TechniScan Utah. Pursuant to the Voting Agreement, the holders of Series E Preferred Stock were entitled to elect two directors of TechniScan Utah (“Series E Directors”). Esaote was one of the 68 purchasers, and pursuant to the Voting Agreement, Esaote was entitled to select one of the Series E Directors. The Voting Agreement survived the closing of the Merger, and now provides the holders of 15,579,938 shares of our common stock the right to elect two Series E Directors to our Board of Directors. Mr. Richardson was selected to serve as the Esaote appointed director on the Board of Directors of TechniScan Utah, and as the Esaote appointed Series E Director on our Board of Directors. The other Series E Director has not yet been nominated or elected to our Board of Directors.
Relationship among Directors and Executive Officers
          There are no family relationships between or among our executive officers and directors.
Code of Ethics
          We have adopted a Code of Business Conduct and Ethics, which is provided on our website at www.techniscanmedicalsystems.com.
ITEM 6. EXECUTIVE COMPENSATION.
     We refer you to the section titled “Explanatory Note Regarding Disclosures about Directors and Executive Officers” of this Current Report on Form 8-K with respect to the compensation of the sole director and executive officer of the Company prior to the completion of the Merger.

Summary Compensation Table
          The following table sets forth certain information concerning the compensation for services rendered in all capacities to the Company for the fiscal years ended December 31, 2008 and 2007 of the Company’s chief executive officer (principal executive officer) and the most highly compensated executive officer of the Company other than the chief executive officer, who are referred to in this section as the named executive officers.
Summary Compensation Table

				Option	All other
		Salary	Bonus	awards (1)	compensation
Name and Principal Position	Year	($)	($)	($)	($)	Total ($)
David C. Robinson,	2008	$211,260	$500	$2,898	$4,715	$219,373
President	2007	$202,517	$500	$1,244	$4,500	$208,761
Chief Executive Officer

Barry K. Hanover,	2008	$160,384	$500	$2,605	$4,675	$168,164
Chief Operating Officer	2007	$147,068	$500	$1,244	$4,500	$153,312

(1)	Amounts reported represent the compensation cost recognized by TechniScan Utah for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 2 and Note 8 to our financial statements for the years ended December 31, 2008 and 2007, giving effect to estimated forfeitures. Estimated forfeitures are nominal amounts.
          The following table sets forth certain information concerning the outstanding equity awards held by our named executive officers as of December 31, 2008.
Outstanding Equity Awards at Fiscal Year-End

	Option awards
		Number of securities
	Number of securities	underlying
	underlying	unexercised	Option
	unexercised options	options	exercise price	Option
Name	(#) exercisable	(#) unexercisable (1)	($)	expiration date
David C. Robinson (2)	168,139	0	.35	11/1/11
	28,000	0	1.00	2/10/14
	56,000	0	.70	2/10/14
	84,000	0	1.00	3/31/14
	84,000	0	1.00	6/30/14
	80,500	3,500	1.00	2/3/15
	26,250	3,750	1.00	6/15/15
	43,750	56,250	.69	3/1/17
	0	150,000	.90	3/11/18
	0	100,000	.90	5/1/18

	Option awards
		Number of securities
	Number of securities	underlying
	underlying	unexercised	Option
	unexercised options	options	exercise price	Option
Name	(#) exercisable	(#) unexercisable (1)	($)	expiration date
Barry K. Hanover (3)	80,000	0	.35	2/11/12
	120,000	0	.35	2/11/12
	48,000	0	.53	1/2/13
	16,000	0	1.00	2/10/14
	44,800	0	.70	2/10/14
	48,000	0	1.00	3/31/14
	48,000	0	1.00	6/30/14
	46,000	2,000	1.00	2/3/15
	26,250	3,750	1.00	6/15/15
	43,750	56,250	.69	3/1/17
	0	100,000	.90	3/11/18
	0	100,000	.90	5/1/18

(1)	The unexercisable option awards granted were to vest as follows: one-fourth of the shares vest one year after the date of grant and thereafter, in thirty six equal monthly installments. Upon the effectiveness of the Merger however, all options immediately vested.

(2)	The grant date of the options awarded to Mr. Robinson were as follows: November 1, 2001; February 10, 2004; February 10, 2004; March 31, 2004; June 30, 2004; February 3, 2005; June 15, 2005; March 1, 2007; March 11, 2008; and May 1, 2008, respectively.

(3)	The grant date of the options awarded to Mr. Hanover were as follows: February 11, 2002; February 11, 2002; January 3, 2003; February 10, 2004; February 10, 2004; March 31, 2004; June 30, 2004; February 3, 2005; June 15, 2005; March 1, 2007; March 11, 2008; and May 1, 2008, respectively.
Director Compensation
          To date, the only compensation paid to directors of TechniScan Utah has been in the form of warrants. The warrants granted to directors in 2008 vested in four equal quarterly installments, except for one warrant to purchase 20,000 shares of common stock granted to Gary Barbour, which vested upon the date of issue.
          The following table sets forth certain information concerning the compensation for services rendered in all capacities to TechniScan Utah for the fiscal year ended December 31, 2008 of TechniScan Utah’s directors. David C. Robinson served as a director for TechniScan Utah during the fiscal year ended December 31, 2008 and did not receive any compensation for his service as a director. All compensation paid to Mr. Robinson is reflected in the Executive Compensation tables.
Director Compensation

All other compensation (1)
Name	($)
Kenneth G. Hungerford II (4)	$205
Theodore H. Stanley, M.D. (3)	$205
Richard J. Stanley	$205
Gerald A. Richardson	$205
Cheryl D. Cook	$411
John Klock. M.D. (3)	$205
Gary Barbour (3) (5)	$560
Steven A. Johnson, PhD. (3)	$1,171 (2)

(1)	Compensation paid to directors of TechniScan Utah, and reflected in this Director Compensation table were in the form of warrants. Amounts reported represent the compensation cost recognized by TechniScan Utah for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 2 and Note 8 to our financial statements for the years ended December 31, 2008 and 2007, giving effect to estimated forfeitures. Estimated forfeitures are nominal amounts.

(2)	Dr. Johnson served as a director in fiscal year ended December 31, 2008, and did not receive any compensation for his services as a director of TechniScan Utah. Dr. Johnson received stock option grants as payment for services as Chief Scientist.

(3)	Dr. Stanley, Dr. Klock Mr. Barbour and Dr. Johnson resigned as directors of TechniScan Utah prior to the Merger and are not directors of the Company.

(4)	Warrants were issued to Mr. Hungerford in the name of Green & Gold Capital Holdings, LLC

(5)	Warrants were issued to Mr. Barbour in the name of Upstill Industries, Ltd.

(6)	The aggregate number of outstanding shares held by each director in the table above as of December 31, 2008 was as follows: Mr. Hungerford held outstanding warrants to purchase 20,000 shares, which were issued in the name of Green & Gold Capital Holdings, LLC; Dr. Stanley held outstanding warrants to purchase 164,431 shares; Mr. Stanley held outstanding warrants to purchase 23,721 shares; Mr. Richardson held outstanding warrants to purchase 35,000 shares; Ms. Cook held outstanding warrants to purchase 60,000 shares; Dr. Klock held outstanding warrants to purchase 20,000 shares; Mr. Barbour held outstanding warrants to purchase 60,000 shares, which were issued in the name of Upstill Industries, Ltd.; and Dr. Johnson held outstanding options to purchase 353,000 shares and outstanding warrants to purchase 154,865 shares.
Compensation of Named Executive Officers after the Merger
Commencing October 9, 2009, the closing date of the Merger, the annual compensation for our executive officers is as follows:

Name and Principal Position	Salary
David C. Robinson, Chief Executive Officer, Chief Financial Officer	$260,000
Barry K. Hanover, Chief Operating Officer	$195,000
Employee Stock Option Plan
          Prior to 1998, TechniScan Utah adopted a Salary Reduction – Simplified Employee Pension Plan (“SAR-SEP”). The SAR-SEP allowed the Board of Directors to determine the amount of employer matching contributions at the beginning of each year. The Board of Directors adopted a contribution formula specifying that such discretionary employer matching contributions would equal 100% of the participating employee’s contribution to the SAR-SEP up to a maximum discretionary employee contribution of 3% of a participating employee’s compensation, as defined by the SAR-SEP. All persons who had completed at least six months’ service and satisfy other requirements, as set forth in the SAR-SEP, were eligible to participate in the SAR-SEP.
          Effective as of July 2001, the Board of Directors suspended discretionary employer matching contributions to its employees who chose to participate in the SAR-SEP. The Board of Directors is not expected to authorize employer matching contributions in any amount until the Company is generating product revenues.
          On June 12, 2001, TechniScan Utah adopted a Employee Stock Option Plan (the “Plan”), for officers, employees, directors and consultants. The Plan was subsequently amended pursuant to four separate amendments. The Plan was assumed by the Company upon the closing of the Merger. The Plan authorizes the granting of stock options (“Plan Options”) to purchase shares of our common stock equal to 18% of the total shares of common stock outstanding. As of October 9, 2009, options to purchase 12,284,778 shares of common stock have been issued under the Plan, and 2,803,639 shares remain available for new grants under the Plan.
Offer of Employment
Barry K. Hanover
          Barry Hanover was appointed Chief Operating Officer of TechniScan Utah in February 2002 and commenced serving in this position on February 11, 2002. In connection with Mr. Hanover’s appointment, TechniScan Utah and Mr. Hanover entered into an employment offer letter dated February 4, 2002 (the “Offer Letter”). Upon closing of the Merger, Mr. Hanover was appointed as Chief Operating Officer of the Company.
          The Offer Letter provides for an at-will employment relationship and also provides that Mr. Hanover would receive the following compensation and benefits: (1) monthly compensation of $12,500; (2) a non-qualified stock option grant to purchase 200,000 shares of TechniScan Utah’s stock, granted forty-five days after Mr. Hanover’s commencement date, at a strike price determined by the Board of Directors of TechniScan Utah; and (3) an incentive stock option grant to purchase a minimum of 300,000 shares of TechniScan Utah’s stock (an increase above 300,000 was at the discretion of the Board of Directors or the Chief Executive

Officer), within 30 days after the closure of a then existing offering of TechniScan Utah’s stock, which grant was scheduled to vest as follows, subject to TechniScan Utah’s Employee Stock option Plan: 25% one year after the date of the Offer Letter and the remaining balance in equal monthly installments for 36 months thereafter; or all unvested options to vest immediately upon Change in Control as defined in the Letter Offer. The Offer Letter also outlines other generally available benefits.
          Subsequent to the Offer Letter, Mr. Hanover’s salary and compensation has been increased, based in part upon performance reviews. Mr. Hanover’s compensation for fiscal years ended December 31, 2007 and 2008 are reflected in the Executive Compensation tables and his salary prior to closing of the Merger is reflected in the table in the section titled “Compensation of Named Executive Officers After the Merger.”
Corporate Governance
          The Company’s common stock is quoted on the Over-the-Counter Bulletin Board, or the OTC Bulletin Board. We have a compensation committee and an audit committee. The Company is not required to have, and does not have, a nominating/governance committee. We have adopted a Whistleblower Policy, which is provided on our website at www.techniscanmedicalsystems.com.
Compensation Committee Interlocks and Insider Participation
          During fiscal year ended December 31, 2008, Kenneth G. Hungerford, Theodore H. Stanley, M.D. and Gary Barbour comprised TechniScan Utah’s compensation committee. All individuals serving as the compensation committee were directors of the Board of Directors of TechniScan Utah. The Company is continuing to maintain a compensation committee after closing of the Merger.
ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.
          We refer you to the section titled “Explanatory Note Regarding Disclosures about Directors and Executive Officers” of this Current Report on Form 8-K with respect to certain relationships and related transactions of the sole director and executive officer of the Company prior to the completion of the Merger.
Transactions with Related Persons
Consulting Agreement
          TechniScan Utah entered into a General Consulting Agreement with The Anson Group, dated May 1, 2006. Gerald A. Richardson, who has served as a director of TechniScan Utah since January 2008, and previously served as a director of TechniScan Utah from October 2001 until August 2002, is the founder, managing partner and Chief Executive Officer of Anson Group. Anson Group serves developers, manufacturers and marketers of pharmaceuticals, medical devices and diagnostic problems. Pursuant to the terms of the General Consulting Agreement, Anson Group’s responsibilities were to be described pursuant to various Project Assignments that would become part of the General Consulting Agreement, including assisting TechniScan Utah with submission of its 510(k) application for FDA approval. Payment for services rendered as well as the term of the General Consulting Agreement are pursuant to the Project Assignments, however, either party may terminate the agreement upon 30 days prior written notice or upon breach of the agreement and failure to cure such breach within a 30 day period.
          TechniScan Utah paid Anson Group the following for services rendered under the General Consulting Agreement: $17,499 in 2006, $509 in 2007, $30,642 in 2008 and $18,162 to date in 2009.
Lease
          Prior to entering into a lease for our principal office located at 3216 South Highland Drive, Salt Lake City, Utah 84106, SafeScan and 1011 LLC entered into a Lease Agreement for the property located at 1011 East Murray-Holladay Road, Salt Lake City, Utah, dated September 1, 2003. Pursuant to the Second Addendum to Lease Agreement for 1011 Murray-Holladay Road, entered into in December 2004, the Lease Agreement was modified such that the parties to the Lease Agreement were TechniScan Utah and 1011 LLC. Gary Barbour, a director of TechniScan Utah from 2001 until his resignation in 2009 was a member of 1011 LLC. Payments made to 1011 LLC, pursuant to that Lease Agreement, in fiscal year ended December 31, 2006, 2007 and 2008 were $259,804, $182,847, $50,000, respectively, which included the issuance of 73,000 shares of TechniScan Utah’s Series D Preferred Stock on

March 31, 2006 to Upstill Industries, Ltd., an entity controlled by Mr. Barbour, in exchange for a rent owed during the fiscal year ended December 31, 2006 in the amount of $55,202.
Convertible Notes
          From July 2005 through September 2005, TechniScan Utah issued Convertible Subordinated Promissory Notes (“2005 Subordinated Notes”) in the aggregate principal amount of $975,000 as follows: $700,000 to Richard Stanley, a director of the Company; $100,000 to Stephen Blum, a former director of TechniScan Utah; $100,000 to Upstill Industries, Ltd., an entity controlled by Gary Barbour, a former director of TechniScan Utah; $25,000 to the Stanley Research Foundation, an entity controlled by Theodore H. Stanley, M.D., a former director of TechniScan Utah; and $50,000 to David Stone, a former director of TechniScan Utah. The 2005 Subordinated Notes accrued interest at a rate of 8% per annum and included an automatic conversion feature to convert into common stock of TechniScan Utah. On December 31, 2006, TechniScan Utah converted all of the principal and accrued interest owed under the 2005 Subordinated Notes in the aggregate amount of $1,116,037 into 1,488,049 shares of TechniScan Utah Series D Preferred Stock at a rate of $0.75 per share.
          From November 2007 through January 2008, TechniScan Utah issued Convertible Subordinated Promissory Notes (“Subordinated Notes”) in the aggregate principal amount of $510,000 as follows: $25,000 to the Stanley Research Foundation, an entity controlled by Theodore H. Stanley, M.D. a former director of TechniScan Utah; $25,000 to Mary Ann O. Stanley Family Trust, an affiliate of Dr. Stanley; $25,000 to Dr. Stanley and Susan Stanley, joint tenancy with right of survivorship; $162,500 to Richard J. Stanley, a director of the Company; $50,000 to John C. Klock, M.D., a former director of TechniScan Utah, and Cynthia Klock, tenants in common; $162,500 to Green & Gold Capital Holdings, LLC, an entity controlled by Kenneth G. Hungerford II, a director and Chairman of the Board of the Company; $50,000 to Upstill Industries, Ltd., an entity controlled by Gary Barbour, a former director of TechniScan Utah; and $10,000 to Cheryl D. Cook, a director of the Company and Robert Cook, joint tenancy with right of survivorship. The Subordinated Notes were non-interest bearing and included an automatic conversion feature to convert into common stock of TechniScan Utah. In February 2008, TechniScan Utah converted all of the principal owed under the Subordinated Notes into 566,669 shares of Series E Preferred Stock at a rate of $0.90 per share.
Esaote
          TechniScan Utah and Esaote entered into a Series E Stock Purchase Agreement on February 11, 2008 and a Letter of Undertakings on Possible Amendment Agreement, dated October 28, 2008, in connection with TechniScan Utah’s offering of Series E Preferred Stock. Pursuant to the Stock Purchase Agreement, Esaote agreed to purchase up to 10,000,000 shares of the Series E Preferred Stock at a price of $0.90 per share and warrants to purchase up to 1,500,000 shares of TechniScan Utah’s common stock, at an exercise price of $0.75 per share. Esaote’s purchase of Series E Preferred Stock was to take place in three separate closings, and at the initial closing, Esaote purchased 3,333,334 shares of TechniScan Utah Series E Preferred Stock and warrants to purchase 500,000 shares of common stock, for $3,000,000. $2,000,000 of the purchase price was paid in cash and $1,000,000 was paid in the form of an account credit under the Original Equipment Manufacturing Agreement and Engineering Support Agreement between TechniScan Utah and Esaote. Pursuant to the Stock Purchase Agreement, Esaote was entitled to certain other benefits, including redemption rights for one year following each closing, as applicable, and a right of first refusal and co-sale. These additional rights have been terminated prior to the Merger and are no longer in effect.
          In connection with the Distribution Agreement the European Market Development Agreement that we entered into with Esaote, the Company expects to deliver five WBU systems to Esaote for clinical testing and distribution in the European market. The Company has delivered two prototype systems and Esaote has paid TechniScan Utah an aggregate of $500,000 to date.
Professional Services Agreement
          We entered into a Professional Services Agreement with PCOF Partners, dated October 9, 2009, for a one-year term. Pursuant to the Professional Services Agreement, PCOF Partners will serve as a non-exclusive consultant and advisor to the Company. As compensation for its services, we issued PCOF Partners 1,000,000 shares of our common stock.
Other Transactions
          On February 1, 2006, TechniScan Utah issued 15,000 shares of its common stock and 8,666 shares of its Series D Preferred Stock to Stephen Blum, a former director of TechniScan Utah, in exchange for services valued at $21,500.

     A number of TechniScan Utah’s current and former officers and directors and certain entities controlled by them have invested in TechniScan Utah’s private offerings of its equity securities during the last three fiscal years. The interest of such related persons, however, arose solely from the ownership of the particular class of equity securities of TechniScan Utah and all holders of such classes of equity securities of TechniScan Utah received the same benefit on a pro rata basis.
Independent Directors
          We believe a majority of the new members of the Company’s Board of Directors (who took office upon closing of the Merger) will be independent from management. Those individuals who we believe will be independent directors are Kenneth G. Hungerford II, Richard J. Stanley, Gerald A. Richardson and Cheryl D. Cook. The Company’s Board of Directors will determine the independence of the members of the Board of Directors from time to time in reference to the listing standards adopted by NASDAQ, the independence standards set forth in Sarbanes-Oxley and the rules and regulations promulgated by the SEC under applicable law. In particular, the Company has an audit committee that will periodically evaluate and report to the Board of Directors on the independence of each member of the Board of Directors.
          The Company’s independent directors will hold formal meetings, separate from management, at least annually in executive session without the presence of non-independent directors and management.
          The Company does not have a formal policy regarding attendance by our directors at annual stockholders meetings, although we encourage their attendance and anticipate most of our directors will attend these meetings.
ITEM 8. LEGAL PROCEEDINGS.
     We are not currently involved in any legal proceedings and we are not aware of any pending or potential legal actions required to be disclosed by Item 103 of Regulation S-K.
ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.
          Trades of our common stock are conducted on the OTC Bulletin Board under the symbol “CLLO.OB,” which we expect to change in connection with the name change. There has been no active trading in our shares.
          We issued 76,824,535 shares of our common stock pursuant to the Merger and, accordingly, there are currently 83,824,535 shares of common stock outstanding.
          As of the close of business on October 9, 2009, as a result of the completion of the Merger, there were approximately 350 holders of record of our common stock.
          We have no plans to declare cash dividends on our common stock in the future and have not declared any thus far during fiscal year 2009 or during the last completed fiscal year. Although we currently are not restricted from declaring cash dividends on our common stock by contract, we may obtain debt financing which may impose these restrictions on us.

Equity Compensation Plan
          The following table provides information as of December 31, 2008 with respect to employee compensation plans under which our equity securities are authorized for issuance.
Equity Compensation Plan Information

			Number of securities
	Number of securities		remaining available
	to be issued upon	Weighted–average	for future
	exercise of	exercise price of	issuance under equity
	outstanding	outstanding	compensation plans
	options,	options,	(excluding securities
	warrants and	warrants and	reflected
Plan Category	rights	rights	in column (a))
Equity compensation plans approved by security holders	4,371,639 (1)	$0.79	865,010 (1)
Equity compensation plans not approved by security holders:
Stock Options Agreements	0	N/A	0
Warrants	2,565,287 (2)	$0.25 (2)	0
Total	6,936,926	$0.59	865,010

(1)	Consists of options issued by TechniScan Utah under its 2001 Employee Stock Option Plan and remaining available for future issuance under the 2001 Employee Stock Option Plan.

(2)	All outstanding warrants were converted into common stock of TechniScan Utah prior to the Merger in connection with the Conversion.
ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.
          The disclosure set forth under Item 3.02 of the Current Report on Form SB-2/A filed by Castillo Nevada on June 27, 2007 is incorporated by reference into this Item 10.
          During the period from October 2006 through September 2009, TechniScan Utah issued warrants to purchase 546,667 shares of common stock to directors on its Board of Directors for director compensation.
          During the period from October 18, 2006 through May 8, 2007, TechniScan Utah issued 8,525,570 shares of Series D Preferred Stock to 65 accredited investors through a private placement transaction under Rule 506 of Regulation D promulgated under the Securities Act. In connection with this private offering, TechniScan Utah issued warrants to purchase 636,796 shares of common stock. The shares of Series D Preferred Stock were sold at $0.75 per share and the warrants had an exercise price of $1.00 per share. 2,157,630 of the shares of Series D Preferred Stock were issued pursuant to the conversion of the convertible subordinated promissory notes previously outstanding. 3,256,931 of the shares of Series D Preferred Stock were issued pursuant to a right to convert shares of common stock purchased in a previous offering for $1.50 per share into Series D Preferred Stock. TechniScan Utah received $2,333,259 in cash as a result of this private offering. There were no commissions paid in connection with this transaction.
          During February 11, 2008 through September 15, 2009, TechniScan Utah issued 6,491,641 Shares of Series E Preferred stock to 30 accredited investors through a private placement transaction under Rule 506 of Regulation D promulgated under the Securities Act. The shares of Series E Preferred Stock were sold at $0.90 per share. 566,669 of the shares of Series E Preferred Stock were issued pursuant to the conversion of the convertible subordinated promissory notes previously outstanding. TechniScan Utah received an aggregate of $5,044,805 in cash in three closings of this private offering. There were no commissions paid in connection with this transaction.
          Pursuant to the first closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 500,000 shares of our common stock, at a price of $0.75 per share to one accredited investor. Pursuant to the second closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 593,854 shares of our common stock to 19 holders of Series E Preferred Stock at a price of $0.75 per share. Pursuant to the third closing of the Series E Preferred Stock private offering, TechniScan Utah issued warrants to purchase 948,612 shares of common stock to 14 holders of Series E Preferred Stock at a price of $0.75 per share.
          On October 23, 2008 TechniScan Utah issued an aggregate of warrants to purchase 16,000 shares of common stock to two consultants, for services rendered.
          On December 11, 2008, TechniScan Utah issued warrants to purchase 8,000 shares of common stock to one consultant, for services rendered.

          During the period from September 9, 2009 through October 8, 2009, TechniScan Utah issued 1,373,753 shares of common stock to 19 accredited investors through a private placement transaction under Rule 506 of Regulation D promulgated under the Securities Act. The shares of common stock were sold at $0.75 per share. TechniScan Utah received $1,030,315 in cash as a result of this private offering. There were no commissions paid in connection with this transaction.
          On October 9, 2009, we issued an aggregate of 76,824,535 shares of our common stock, par value $.001 per share to the shareholders of TechniScan Utah in connection with the Merger and we also issued options to purchase 12,284,778 shares of common stock in connection with the Merger. All shares of our common stock and options to purchase common stock issued pursuant to the Merger were in exchange for all issued and outstanding shares of common stock and options to purchase shares of common stock of TechniScan Utah. The shares of our common stock and options to purchase common stock were issued pursuant to the exemption provided by Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering and/or Rule 506 of Regulation D promulgated under the Securities Act. See “Description of Securities.”
          On October 9, 2009, we issued 1,000,000 shares of our common stock to a consultant as compensation for services pursuant to a professional services agreement.
Equity Compensation Plan
          From March 2007 until September 2009, TechniScan Utah granted Non-Qualified Stock Option awards and Incentive Stock Option awards covering an aggregate of 3,536,750 shares of common stock, pursuant to our Plan, that remained outstanding as of September 30, 2009. The exercise price for each option is as follows: options granted in March 2007 were $0.69 per share; options granted in March 2008 were $0.75 per share and $0.90 per share; options granted in May 2008 were $0.90 per share; options granted in July 2008, June 2009, August 2009 and September 2009 were $0.75 per share. Each option vests ten years from the date of issuance or three months from termination of employment. Each of the stock option awards were made in reliance upon the exemption from the registration provisions of the Securities Act set forth in Rule 701 in that the securities were offered and sold either pursuant to written compensatory benefit plans or contracts relating to compensation.
ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES.
Common Stock
          Under our Certificate of Incorporation, we are authorized to issue 150,000,000 shares of common stock, $0.001 par value.
          As of October 9, 2009, as a result of the completion of the Merger, there are 83,824,535 shares of common stock outstanding and 12,284,778 outstanding options to purchase our common stock. The shares are held of record by approximately 350 stockholders.
          Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Holders of our common stock are entitled to receive their proportionate share of dividends, if any, declared from time to time by the Board of Directors out of funds legally available for that purpose.
          In the event of our liquidation, dissolution or winding up, holders of the Company’s common stock are entitled to their proportionate share of all assets remaining after payment of debt or other liabilities of the Company. Our common stock has no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to our common stock.
Dividend Policy
          We have not declared or paid any cash dividends on shares of our common stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board of Directors after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.
Transfer Agent and Registrar
          Our transfer agent and registrar is Island Stock Transfer. Our transfer agent is located at 100 Second Avenue South, Suite 300N, St. Petersburg, Florida 33701 and its telephone number is (727) 289-0010.

Shares Eligible for Future Sale
          There is a very minimal public market for our common stock. We cannot predict how liquid the market for our common stock might become. Our common stock will likely be thinly traded compared to larger, more widely known companies.
          Trades of our common stock are conducted on the OTC Bulletin Board. Should our common stock be suspended from the OTC Bulletin Board, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.
          As of the closing of the Merger, 6,000,000 shares of our common stock may be sold without restriction under the Securities Act, however, 3,000,000 of those shares are subject to lock up agreements for up to 180 days after the closing of the Merger. Approximately 78,000,000 of our issued and outstanding shares of common stock, and approximately 12,000,000 shares of common stock issuable upon exercise of outstanding options, are not eligible for resale under the Securities Act without restriction, for a period of at least one year following the filing of this Current Report on Form 8-K.
          If our stockholders whose shares become eligible for resale do sell, or indicate an intention to sell, substantial amounts of our common stock in the public market after the legal and contractual restrictions on resale discussed in this filing lapse, the trading price of our common stock could decline.
Anti-takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws
Delaware Law
          Pursuant to Section 203 of the Delaware General Corporation Law, or the business combination statute, we are prohibited, as a public company, from engaging in a “business combination” with an “interested stockholder” (defined as any person who acquires 15% or more of our common stock) for a three-year period following the date that such person became an interested stockholder, unless, (a) prior to the date the person became a interested stockholder, our Board of Directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or (b) upon consummation of the transaction that resulted in the person’s becoming an interested stockholder, that person on owned 85% of our voting stock, excluding certain shares owned by corporate insiders and shares issued after the transaction commenced; or (c) at or subsequent to such time the business combination is approved by our Board of Directors and authorized by the affirmative vote of holders of 66% of our outstanding voting stock that is not owned by the interested stockholder. Section 203 defines business combinations to include the following: any merger or consolidation involving the corporation and the interested stockholder; any sale transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; subject to certain exceptions, any transaction that results; n the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledge or other financial benefits provided by or through the corporation.
     In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by any of these entities or persons. A Delaware corporation may opt out of this provision either with an express provision in its original certificate of incorporation or in an amendment to its certificate of incorporation or bylaws approved by its stockholders. However, we have not opted out, and do not currently intend to opt out, of this provision. The statute could prohibit or delay mergers or other takeover, or change in control attempts and, accordingly, may discourage attempts to acquire us.
ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses including attorneys’ fees, judgments, fines and amounts paid in settlement in connection with various actions, suits or proceedings, whether civil, criminal, administrative or investigative other than an action by or in the right of the corporation, a derivative action, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. A similar standard is applicable in the case of derivative actions, except that indemnification only extends to expenses including attorneys’ fees incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. The statute provides that it is not exclusive of other indemnification that may be granted by a corporation’s certificate of incorporation, bylaws, agreement, a vote of stockholders or disinterested directors or otherwise.
          Section 102 of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:
•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.
          Our Certificate of Incorporation provides that we will indemnify and hold harmless, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, each person that such section grants us the power to indemnify.
ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.
          The disclosure set forth under Item 9.01(a) and (b) to this Current Report on Form 8-K is incorporated into this item by reference.
ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.
          There are no changes in and disagreements with accountants on accounting and financial disclosures required to be disclosed by Item 304 of Regulation S-K.
ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.
          The disclosure set forth under Item 9.01 to this Current Report on Form 8-K is incorporated into this item by reference.
ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.
Recent Sales of Unregistered Securities by the Company
          The disclosure set forth in the penultimate paragraph under Item 10 in the Form 10 disclosures contained in Item 2.01 of this Current Report on Form 8-K, regarding shares issued pursuant to the Merger, is incorporated by reference into this Item 3.02
ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.
          As a result of the Merger described in Item 2.01 to this Current Report on Form 8-K, including the Form 10 disclosures, the stockholders of Castillo prior to the Merger own approximately 7% of the now-outstanding voting securities of the Company and approximately 6% of the Company on a fully diluted basis (consisting of 83,824,535 shares of common stock and options to purchase 12,284,778 shares of common stock). The former shareholders of TechniScan Utah own approximately 92% of the issued and outstanding common stock of the Company and approximately 93% of the Company on a fully diluted basis.
          The disclosure set forth under Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated into this item by reference.

          Other than the transactions and agreements disclosed in this Form 8-K, we know of no other arrangements, which may result in a change in control.
ITEM 5.02. DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.
          The disclosure set forth under Item 2.01 of this Current Report on Form 8-K, including the Form 10 disclosures, is incorporated into this item by reference.
Stock Option Grants
          The disclosure set forth under Item 6 of the Form 10 disclosures contained in Item 2.01 of this Current Report on Form 8-K is incorporated into this item by reference.
ITEM 5.03. AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS.
Name Change
          Following the consummation of the Merger, we changed our name from “Castillo, Inc.” to “TechniScan, Inc.” In connection with the name change, we also expect to change the stock symbol for our common stock, which is quoted on the OTC Bulletin Board. The name change was effected through the filing of a Certificate of Ownership and Merger with the Delaware Secretary of State on October 9, 2009, pursuant to Section 253(b) of the Delaware General Corporation Law.
ITEM 5.06. CHANGE IN SHELL COMPANY STATUS.
          The disclosure set forth under Item 2.01 to this Current Report on Form 8-K is incorporated into this item by reference. As a result of the completion of the Merger, we believe we are no longer a shell company, as that term is defined in Rule 12(b)-2 of the Exchange Act.
ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.
(a) Financial Statements of Business Acquired
          The financial statements required to be included in this Current Report on Form 8-K appear at the end of the Form 8-K beginning on page F-1.
(b) Pro Forma Financial Information
          The pro forma financial information required to be included in this Current Report on Form 8-K appears at the end of the Form 8-K beginning on page F-33.
(c) Shell Company Transactions
          See (a) and (b) above
(d) Exhibits

Exhibit
No.	Description
2.1	Agreement and Plan of Merger, by and between TechniScan, Inc., Castillo, Inc., TechniScan Acquisition, Inc., and Emilia Ochoa, dated October 9, 2009

Exhibit
No.	Description
2.2	Agreement and Plan of Merger by and between Castillo, Inc., a Delaware corporation and Castillo, Inc., a Nevada corporation, dated September 4, 2009

2.3	Plan of Merger by and among TechniScan, Inc. and TechniScan Acquisition, Inc., dated October 9, 2009

2.4	Plan of Merger by and among Castillo, Inc. and TechniScan, Inc., dated October 9, 2009

3.1	Certificate of Incorporation, filed with the Secretary of State of the State of Delaware

3.2	Bylaws

3.3	Certificate of Merger of Castillo, Inc., a Nevada corporation with and into Castillo, Inc., a Delaware corporation, filed with the State of Delaware on October 8, 2009

3.4	Certificate of Ownership and Merger of TechniScan, Inc., with and into Castillo, Inc., filed with the State of Delaware on October 9, 2009

9.1	Voting Agreement by and among TechniScan, Inc. and the Series E Preferred Stock holders dated February 11, 2008*

10.1	Office Building Lease by and between Shupe Investments, LTD, as landlord, and TechniScan Inc., as tenant, for lease of premises located at 3216 South Highland Drive, Salt Lake City, Utah, dated April 11, 2008*

10.2	Lease Agreement by and between 1011 LLC, as landlord, and SafeScan Medical Systems, LLC, as tenant, for lease of premises located at 1011 East Murray-Holladay Road, Salt Lake City Utah, dated September 1, 2003*

10.3	2001 Employee Stock Option Plan, as amended

10.4	Employment Offer Letter with Barry K. Hanover, dated February 4, 2002

10.5	Form of Confidentiality, Inventions Assignment and Non-Competition Agreement between TechniScan, Inc. and employees of TechniScan, Inc.*

10.6	Form of Lock-Up Agreement

10.7	General Consulting Agreement by and between TechniScan Medical Systems, Inc. and The Anson Group, dated May 1, 2006*

10.8	Client Confidentiality & Non-Disclosure Agreement by and between TechniScan Medical Systems, Inc. and The Anson Group, dated may 3, 2006

10.9	Original Equipment Manufacturing Agreement and Engineering Support Agreement by and between TechniScan, Inc. and Esaote, S.p.A., dated February 11, 2008*

Exhibit
No.	Description
10.10	Distribution Agreement by and between TechniScan, Inc. and Esaote, S.p.A., dated February 11, 2008*

10.11	European Market Development Agreement, between Esaote, S.p.A., and TechniScan Inc., dated October 28, 2008*

10.12	Series E Preferred Stock Purchase Agreement by and Between TechniScan, Inc. and Esaote, S.p.A., dated February 11, 2008*

10.13	Letter of Understandings on Possible Amendment Agreement, between Esaote, S.p.A. and TechniScan, Inc., dated October 28, 2009

10.14	Amendment and Restatement of The License Agreement Between University of Utah Research Foundation and TechniScan, Inc., Successor-in-Interest to Dr. Steven A. Johnson Dated August 28, 1984, dated January 10, 2002*

10.15	Professional Services Agreement, by and between TechniScan, Inc. and PCOF Partners, dated October 9, 2009

17.1	Resignation Letter from Emilia Ochoa, dated October 9, 2009

*	Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the Securities and Exchange Commission.

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TECHNISCAN, INC.

Date: October 16, 2009

	BY:	/s/ David C. Robinson

	Name:	David C. Robinson
	Title:	Chief Executive Officer

REPORT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
Board of Directors and Stockholders
TechniScan, Inc.
We have audited the accompanying balance sheets of TechniScan, Inc. (the Company) as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of two years in the period ended December 31, 2008 and for the period from January 1, 2002 (date of inception of development stage) through December 31, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TechniScan, Inc. as of December 31, 2008 and 2007, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2008, and for the period from January 1, 2002 (date of inception of development stage) through December 31, 2008 in conformity with U.S. generally accepted accounting principles.
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As reflected in the financial statements and as discussed in Note 1 to the financial statements, the Company has incurred significant losses and negative cash flows from operating activities since inception, and is dependent on additional financing in order to continue its operations. These conditions, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans regarding those matters are also discussed in Note 1. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ Tanner LC
Salt Lake City, Utah
October 9, 2009

TECHNISCAN, INC.
(A Development Stage Company)

BALANCE SHEETS

DECEMBER 31, 2008 AND 2007

	December 31,	December 31,
	2008	2007
CURRENT ASSETS

Cash and cash equivalents	$269,192	$213,214
Short-term investments	—	213,112
Grants receivable	—	83,345
Prepaids	152,467	17,224

TOTAL CURRENT ASSETS	421,659	526,895

PROPERTY AND EQUIPMENT, NET	85,608	73,526

DEPOSITS	28,153	2,500

TOTAL ASSETS	$535,420	$602,921

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
BALANCE SHEETS (CONTINUED)
DECEMBER 31, 2008 AND 2007

	December 31,	December 31,
	2008	2007
CURRENT LIABILITIES
Accounts payable	$174,746	$198,270
Accrued compensation payable	119,094	130,383
Convertible note payable	—	500,000
Customer deposits	180,000	—

TOTAL CURRENT LIABILITIES	473,840	828,653

DEFERRED RENT	98,546	—

TOTAL LIABILITIES	572,386	828,653

COMMITMENTS AND CONTINGENCIES (Notes 6 and 9)

STOCKHOLDERS’ DEFICIT

Series D Convertible Preferred stock - $.001 par value: 8,525,570 and 60,000,000 shares authorized, respectively; 8,525,570 shares issued and outstanding	8,526	8,526

Series E Convertible Preferred stock - $.001 par value: 20,000,000 and 0 shares authorized, respectively; 4,949,175 and 0 shares issued and outstanding, respectively	4,949	—

Common stock - $.001 par value: 57,416,837 and 100,000,000 shares authorized, respectively; 17,064,360 and 15,617,752 shares issued and outstanding, respectively	17,064	15,618

Additional paid-in capital	21,683,959	17,257,970
Deficit accumulated prior to development stage	(389,393)	(389,393)
Deficit accumulated in the development stage	(21,362,071)	(17,118,453)

TOTAL STOCKHOLDERS’ DEFICIT	(36,966)	(225,732)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$535,420	$602,921

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007, AND FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE)
THROUGH DECEMBER 31, 2008

			For the
			Period From
	For the	For the	January 1, 2002
	Year Ended	Year Ended	Through
	December 31, 2008	December 31, 2007	December 31, 2008
Government grant revenues	$653,061	$1,314,505	$2,184,373
Related party research revenues	120,000	—	120,000

Total revenue	773,061	1,314,505	2,304,373

Operating expenses:
Direct grant expense	518,150	581,670	1,252,807
Research and development expense	2,803,584	1,120,240	11,199,986
Selling, general and adminsistrative expense	1,715,048	1,431,746	10,821,076

Total operating expenses	5,036,782	3,133,656	23,273,869

Loss from operations	(4,263,721)	(1,819,151)	(20,969,496)

Interest income	18,399	19,700	54,465
Interest expense	(757)	(1,279)	(449,501)
Gain on sale of property and equipment	2,461	—	2,461

Loss before income taxes	(4,243,618)	(1,800,730)	(21,362,071)

Income taxes	—	—	—

Net loss	$(4,243,618)	$(1,800,730)	$(21,362,071)

Net loss per common share (basic and diluted)	$(0.26)	$(0.11)

Weighted average number of common shares outstanding (basic and diluted)	16,103,979	15,738,739

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) - (CONTINUED)
FOR THE PERIOD FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE)
THROUGH DECEMBER 31, 2008

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, as of January 1, 2002	1,865,428	$1,865	8,058,488	$8,059	$547,616	$(389,393)	$168,147
Issuance of Series A preferred stock (at $0.20 per share)	—	—	1,600,000	1,600	318,400	—	320,000
Issuance of Series B preferred stock (at $0.30 per share)	—	—	5,968,335	5,968	1,784,532	—	1,790,500
Issuance of common stock for services (at $0.25 per share)	142,857	143	—	—	34,857	—	35,000
Stock-based compensation	—	—	—	—	37,143	—	37,143
Net loss	—	—	—	—	—	(1,625,040)	(1,625,040)

Balance, as of December 31, 2002	2,008,285	2,008	15,626,823	15,627	2,722,548	(2,014,433)	725,750
Issuance of common stock (at $1.00 and $1.50 per share)	470,568	471	—	—	525,098	—	525,569
Stock-based compensation	—	—	—	—	56,369	—	56,369
Net loss	—	—	—	—	—	(1,838,611)	(1,838,611)

Balance, as of December 31, 2003	2,478,853	2,479	15,626,823	15,627	3,304,015	(3,853,044)	(530,923)
Issuance of common stock (at $1.00 per share)	4,688,001	4,688	—	—	4,683,312	—	4,688,000
Conversion of note payable and accrued interest to common stock (at $1.00 per share)	493,607	494	—	—	493,113	—	493,607
Stock-based compensation	—	—	—	—	50,136	—	50,136
Net loss	—	—	—	—	—	(3,157,701)	(3,157,701)

Balance, as of December 31, 2004	7,660,461	$7,661	15,626,823	$15,627	$8,530,576	$(7,010,745)	$1,543,119
The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) - (CONTINUED)
FOR THE PERIOD FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE)
THROUGH DECEMBER 31, 2008

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, as of December 31, 2004	7,660,461	$7,661	15,626,823	$15,627	$8,530,576	$(7,010,745)	$1,543,119
Conversion of preferred stock to common stock (at $0.50 and $0.75 per share)	6,250,738	6,250	(15,626,823)	(15,627)	9,377	—	—
Issuance of common stock (at $1.00 and $1.50 per share)	2,187,999	2,188	—	—	2,592,312	—	2,594,500
Issuance of common stock upon exercise of stock options (at $0.42 per share)	104,800	105	—	—	43,855	—	43,960
Stock-based compensation	—	—	—	—	20,700	—	20,700
Proceeds from debt allocated to common stock warrants and beneficial conversion feature	—	—	—	—	213,334	—	213,334
Common stock warrants issued to non-employees	—	—	—	—	15,893	—	15,893
Net loss	—	—	—	—	—	(4,986,234)	(4,986,234)

Balance, as of December 31, 2005	16,203,998	16,204	—	—	11,426,047	(11,996,979)	(554,728)
Issuance of common stock, net of issuance costs of $25,489 (at $0.40, $1.00 and $1.50 per share)	1,215,466	1,215	—	—	1,211,496	—	1,212,711
Issuance of Series D preferred stock, net of issuance costs of $38,024 (at $0.75 per share)	—	—	1,540,682	1,541	1,115,948	—	1,117,489
Issuance of common stock upon exercise of stock options (at $0.67 per share)	9,917	10	—	—	6,611	—	6,621
Stock-based compensation	—	—	—	—	53,600	—	53,600
Re-pricing of common stock warrants issued to non-employees	—	—	—	—	70,695	—	70,695
Re-pricing of common stock warrants issued to employees	—	—	—	—	537,545	—	537,545
Conversion of note payable and accrued interest to Series D preferred stock (at $0.75 per share)	—	—	2,157,630	2,157	1,616,067	—	1,618,224
Net loss	—	—	—	—	—	(3,710,137)	(3,710,137)

Balance, as of December 31, 2006	17,429,381	$17,429	3,698,312	$3,698	$16,038,009	$(15,707,116)	$352,020
The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF STOCKHOLDERS’ EQUITY (DEFICIT) - (CONTINUED)
FOR THE PERIOD FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE)
THROUGH DECEMBER 31, 2008

					Additional
	Common Stock		Preferred Stock		Paid-in	Accumulated
	Shares	Amount	Shares	Amount	Capital	Deficit	Total
Balance, as of December 31, 2006	17,429,381	$17,429	3,698,312	$3,698	$16,038,009	$(15,707,116)	$352,020

Issuance of Series D preferred stock, net of issuance costs of $27,343 (at $0.75 per share)	—	—	1,570,327	1,570	1,148,833	—	1,150,403
Conversion of common stock to Series D preferred stock (at $0.75 per share)	(2,013,465)	(2,013)	3,256,931	3,258	(1,245)	—	—
Issuance of common stock upon exercise of stock warrants (at $0.05 per share)	201,836	202	—	—	9,890	—	10,092
Stock-based compensation	—	—	—	—	62,483	—	62,483
Net loss	—	—	—	—	—	(1,800,730)	(1,800,730)

Balance, as of December 31, 2007	15,617,752	15,618	8,525,570	8,526	17,257,970	(17,507,846)	(225,732)

Issuance of Series E preferred stock for cash, net of issuance costs of $112,034 (at $0.90 per share)	—	—	3,282,506	3,282	2,838,939	—	2,842,221
Issuance of Series E preferred stock for future services (at $0.90 per share)	—	—	1,111,111	1,111	998,889	—	1,000,000
Conversion of notes payable to Series E preferred stock (at $0.90 per share)	—	—	555,558	556	499,444	—	500,000
Issuance of common stock upon exercise of stock warrants (at $0.05 per share)	1,446,608	1,446	—	—	70,886	—	72,332
Stock-based compensation	—	—	—	—	17,831	—	17,831
Net loss	—	—	—	—	—	(4,243,618)	(4,243,618)

Balance, as of December 31, 2008	17,064,360	$17,064	13,474,745	$13,475	$21,683,959	$(21,751,464)	$(36,966)

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007, AND FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE) THROUGH DECEMBER 31, 2008

			For the
			Period From
	For the	For the	January 1, 2002
	Year Ended	Year Ended	Through
	December 31, 2008	December 31, 2007	December 31, 2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(4,243,618)	$(1,800,730)	$(21,362,071)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	44,040	72,736	420,458
Impairment of intangible assets	—	—	14,179
Gain on sale of property and equipment	(2,461)	—	(2,391)
Non-cash interest expense	—	—	383,610
Stock-based compensation expense	17,831	62,483	886,696
Changes in operating assets and liabilities:
Decrease in accounts receivable	—	—	267
(Increase) decrease in government grant receivables	83,345	(83,345)	—
Decrease in inventory	—	—	61,649
(Increase) decrease in prepaids	864,757	(17,224)	819,379
Increase in other non-current assets	(25,653)	—	—
Increase (decrease) in accounts payable	(23,524)	47,356	110,064
Increase (decrease) in accrued compensation	(11,289)	17,156	106,330
Increase in customer deposits	180,000	—	180,000
Increase in deferred rent liability	98,546	—	98,546

NET CASH USED IN OPERATING ACTIVITIES	(3,018,026)	(1,701,568)	(18,283,284)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from sale of (purchase of) investments	213,112	(213,112)	—
Proceeds from sale of property and equpment	—	—	4,000
Purchase of property and equipment	(53,661)	(3,871)	(403,791)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	159,451	(216,983)	(399,791)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	—	—	(79,292)
Proceeds from exercise of stock options and warrants and from issuance of stock, net of issuance costs	2,914,553	1,160,495	16,486,385
Proceeds from issuance of convertible notes and loans	—	500,000	2,400,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,914,553	1,660,495	18,807,093

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	55,978	(258,056)	124,018

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31, 2008 AND 2007, AND FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE) THROUGH DECEMBER 31, 2008

			For the
			Period From
	For the	For the	January 1, 2002
	Year Ended	Year Ended	Through
	December 31, 2008	December 31, 2007	December 31, 2008
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$213,214	$471,270	$145,174

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$269,192	$213,214	$269,192

CASH PAID DURING THE PERIOD FOR:

Interest	$110	$672	$13,584

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of Series E Convertible Preferred stock for future services	$1,000,000	$—	$1,000,000

Conversion of notes payable, including accrued interest, to common or preferred stock	$500,000	$—	$2,611,831

The accompanying notes are an integral part of these financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS
1.	ORGANIZATION AND BASIS OF PRESENTATION
Description of Business
TechniScan, Inc. (the Company), a Utah corporation, is a specialty medical imaging company engaged in the research, development, and commercialization of innovative products for the detection and diagnosis of breast cancer. The Company is in the development stage, as it has not generated significant revenues. The Company’s commercial focus is the development of an ultrasound-based product called the Whole Breast Ultrasound (WBU) system that is expected to provide radiologists with unique information about the bulk properties of tissue in the breast as well as clear images of the tissue structure.
TechniScan, Inc. was incorporated in 1984 for the sole purpose of performing research. The development stage began January 1, 2002 when the Company was capitalized for the research, development, and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer.
Going Concern
Since entering the development stage, the Company has not generated revenues in excess of costs and has been dependent on government grants and equity raised from individual investors to sustain its operations. The Whole Breast Ultrasound (WBU) product has not yet been approved by the U.S. Food and Drug Administration for commercial sale. Therefore, the Company has not generated any revenues from product sales. The Company has incurred losses and used cash in operating activities since entering the development stage. As of December 31, 2008, the Company had an accumulated deficit of $21,751,464, and negative working capital. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.
There can be no assurance that the Company’s planned private sales of debt and equity securities will be successful or that the Company will have the ability to commercialize its imaging system and ultimately attain profitability. The Company’s long-term viability as a going concern is dependent on three key factors:
•	The Company’s ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the commercialization of its imaging system.

•	The ability of the Company to obtain regulatory approval from the U.S. Food and Drug Administration and other regulatory agencies for commercial distribution of the Whole Breast Ultrasound (WBU) system.

•	The ability of the Company to achieve adequate profitability and cash flows to sustain its operations.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented on the accrual basis in accordance with U.S. generally accepted accounting principles.
Revenue Recognition
The Company’s revenues are sourced from federal research grants and private and government research contracts. The Company recognizes revenues when services have been provided and invoiced to the government or other research partners. The U.S. Food and Drug Administration has not yet approved the Whole Breast Ultrasound (WBU) product for commercial sale. Therefore, the Company has not yet generated any revenues from product sales.
Cash and Cash Equivalents
For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of money market funds.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash, cash equivalents, and accounts receivable. Risks associated with cash and cash equivalents are mitigated by banking with federally insured, creditworthy institutions; however, deposits may at times exceed federally insured limits. There were no grants or accounts receivable as of December 31, 2008.
Inventory
Inventory is stated at the lower of cost or market value. Cost is determined using the first-in, first-out method. Inventory consists of raw materials and work in process.
As appropriate, provisions are made to reduce inventories to their net realizable value. The cost of inventories that potentially may not sell prior to expiration or are deemed to have no commercial value are written-off when identified. Inventories have no value as of December 31, 2008 and 2007.
Patent Costs
Since entering the development stage, legal costs incurred to register patents have been expensed as incurred due to the uncertainty surrounding future cash flows and future benefits to be realized from the patents.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Property and Equipment
Property and equipment are recorded at cost, less accumulated depreciation and amortization. Maintenance and repairs that do not extend the life or improve the asset are expensed in the year incurred. Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated service lives. The straight-line method of depreciation is used for financial statement reporting purposes for all asset classes. The cost of property and equipment is depreciated or amortized over the following estimated useful lives:

Asset Classification	Estimated useful lives
Machinery, furniture and fixtures	3-7 years
Leasehold improvements	Lesser of 5 years or remaining leasehold period
Stock-Based Compensation
The Company calculates the estimated value of its stock options on the grant date. The Company measures compensation cost of employee stock options based on the calculated value instead of the fair value because it is not practical to estimate the volatility of the share price. The Company does not maintain an internal market for its shares. The calculated value method requires that the volatility assumption used in an option-pricing model be based on the historical volatility of an appropriate industry sector index.
The Company uses the Black-Scholes option-pricing model to estimate the calculated value of its share-based payments. The volatility assumption used in the Black-Scholes option-pricing model is based on the volatility of the Dow Jones Small Cap Medical Equipment Index. The Company calculated the historical volatility of that index using the daily closing total returns for that index for a period of time equal to the expected term of the options immediately prior to the grant date. The Company uses historical data to estimate option exercise and employee termination patterns. The expected term of the options granted represents the period of time that options granted are expected to be outstanding. The risk free rate for periods within the contractual life of the option is based on the U.S. treasury securities constant maturity rate that corresponds to the expected term in effect at the time of grant.
Use of Estimates
In preparing the financial statements in accordance with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Fair Value Measurements
Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurement, establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. The fair value of investments reflects the amounts estimated to be received in connection with the

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Fair Value Measurements (Continued)
sale of the investment in an orderly transaction between market participants at the measurement date (exit price). SFAS No. 157 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into three levels. Level 1 inputs are quoted prices in active markets for identical assets and liabilities. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.
Quoted market prices have been used to determine the fair value of money market funds, which have been classified as cash equivalents (Level 1) and investments (Level 1).
The following table provides information by level for investments that are measured at fair value as of December 31, 2008 and 2007, as defined by SFAS No. 157.

December 31, 2008
	Level 1	Level 2	Level 3	Total
Cash equivalents	$153,534	$—	$—	$153,534

December 31, 2007
	Level 1	Level 2	Level 3	Total
Cash equivalents	$194,249	$—	$—	$194,249
Short-term investments	213,112	—	—	213,112

TOTAL	$407,361	$—	$—	$407,361

Income Taxes
The Company recognizes a liability or asset for the deferred income tax consequences of all temporary differences between the tax bases of assets and liabilities and their reported amounts in the financial statements that will result in taxable or deductible amounts in future years when the reported amounts of the assets and liabilities are recovered or settled. These deferred income tax assets or liabilities are measured using the enacted tax rates that will be in effect when the differences are expected to reverse. The effect on deferred income tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred income tax assets are reviewed periodically for recoverability, and valuation allowances are provided when it is more likely than not that some or all of the deferred income tax assets may not be realized. The Company has provided a valuation allowance against all of its net deferred income tax assets because of its history of net operating losses and the uncertainties regarding future operating profitability and taxable income.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
Net Loss Per Common Share
Basic net income or loss per common share (“Basic EPS”) is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per common share (“Diluted EPS”) is computed by dividing net income or loss by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of the weighted average number of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock, and shares issuable upon conversion of preferred stock. If these potential common share equivalents are dilutive, the Company computes Diluted EPS using the treasury stock method.
Due to the fact that for all periods presented the Company has incurred net losses, common share equivalents of 36,258,805 and 30,518,296 for the years ended December 31, 2008 and 2007, respectively, are not included in the calculation of Diluted EPS because they are anti-dilutive.
3. PROPERTY AND EQUIPMENT
The Company periodically evaluates the carrying value of property and equipment in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the expected future undiscounted cash flows are less than the carrying amount of the asset, a loss is recognized for the difference between the fair value and the carrying value of the asset.
Property and equipment consisted of the following as of:

	December 31, 2008	December 31, 2007
Equipment, computers and furniture	$458,056	$432,196
Leasehold improvements	3,591	13,452
Vehicles	—	16,442

	461,647	462,090

Less: accumulated depreciation and amortization	(376,039)	(388,564)

Property and equipment, net	$85,608	$73,526

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
4. CONVERTIBLE NOTES AND LOANS
In November 2007, the Company received $500,000 in connection with the issuance of unsecured short-term, convertible subordinated promissory notes, all of which were sourced from members of the board of directors. These notes did not bear interest and carried an automatic conversion feature into Series E Preferred Stock of the Company, contingent upon the successful completion of an equity financing in an aggregate amount not less than $3,000,000 by February 15, 2008; otherwise, the notes covert into common shares at $0.90 per share. In February 2008, the Company completed a closing for the sale of Series E Convertible Preferred Stock. Accordingly, these notes were converted into 555,558 shares of Series E Convertible Preferred Stock at $0.90 per share.
5. INCOME TAXES
As of December 31, 2008 and December 31, 2007, the Company had federal and state net operating loss carryforwards of approximately $20,205,000 and $16,256,000, respectively. The net operating loss carryforwards will expire beginning in 2020 through 2028, if not utilized. As of December 31, 2007, the Company had a federal research and development credit carryforward of approximately $646,000 which will fully expire in 2027, if not utilized. The research and development credit has not yet been determined for 2008.
Utilization of the net operating losses will likely be subject to substantial annual limitations due to the “change of ownership” provisions of the Internal Revenue Code and similar state provisions. The annual limitation may result in the expiration of net operating loss carryforwards before utilization.
As of December 31, 2008 and December 31, 2007, the Company had deferred income tax assets of approximately $8,379,000 and $6,703,000, respectively. Realization of the deferred income tax assets is dependent upon future taxable income, if any, the amount of which is uncertain. Accordingly, the net deferred income tax assets have been fully offset by a valuation allowance. The net valuation allowance increased by approximately $1,675,000 and $671,000 during the years ended December 31, 2008 and December 31, 2007, respectively. Deferred income tax assets relate primarily to net operating loss carryforwards and tax credits.
6. COMMITMENTS AND CONTINGENCIES
The Company leases approximately 16,000 square feet of office and manufacturing space in Salt Lake City, Utah. The lease expires in May 2018. Total lease expense was approximately $125,000 and $181,000 for the years ended December 31, 2008 and 2007, respectively. The future operating lease obligations are as follows:

Year Ending December 31,
2009	$256,304
2010	291,225
2011	297,050
2012	302,991
2013	309,051
Thereafter	1,439,508

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
7. RELATED PARTY TRANSACTIONS
During 2007 and through May 2008, the Company operated from a building leased from a director of the Company. Rent expense to this related party was $50,000 and $180,847 for 2008 and 2007, respectively. In June 2008, the Company moved to new offices (see Note 6).
In 2008, the Company paid $30,642 to a Company owned by a member of the Board of Directors for professional services.
During the year ended December 31, 2008, the Company recorded $120,000 of other research revenues in conjunction with the shipment of a prototype system per the terms of a product development agreement with a European ultrasound equipment manufacturer, which is also an 11% preferred stockholder of the Company.
8. STOCKHOLDERS’ EQUITY (DEFICIT)
Preferred Stock
During 2006 and 2007, the Company offered the sale of Series D Convertible Preferred Stock (“Series D”). During 2008, the Company offered the sale of Series E Convertible Preferred Stock (“Series E”). On February 11, 2008, the Articles of Incorporation of the Company were amended to change the number of shares of preferred stock authorized. As of December 31, 2008 and 2007, there were 8,525,570 and 60,000,000 shares, respectively, of Series D preferred stock authorized and 8,525,570 shares outstanding at the end of each year. As of December 31, 2008 and 2007, there were 20,000,000 and 0 shares, respectively, of Series E preferred stock authorized and 4,949,175 and 0 shares outstanding, respectively.
Conversion Privileges
The holders of Series D and Series E have the right to convert their preferred shares, at any time, into shares of common stock of the Company. As of December 31, 2008, the conversion rate was 1 to 1.
Each share of Series D and Series E is automatically converted into shares of common stock, based upon the current conversion rate, immediately upon the affirmative election of the holders of at least 60 percent of the outstanding shares of preferred stock or at the closing of a fully underwritten public offering under the Securities Act of 1933, as amended, in which the price per share is at least twice the original offering price (adjusted for stock splits and the like) and that results in gross proceeds to the Company of at least $10,000,000.
The conversion rate of Series E decreases if the Company issues or is deemed to have issued shares of common stock without consideration or for a consideration per share less than the applicable conversion rate then in effect, which is $0.90 as of December 31, 2008.
Voting Rights
Series D and Series E stockholders are entitled to vote all matters with the common stock stockholders and are entitled to the number of votes equal to the number of common shares into which their preferred shares are convertible.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
8. STOCKHOLDERS’ EQUITY (DEFICIT) – (CONTINUED)
Voting Rights (Continued)
Series D stockholders have the right to elect one member to the Board of Directors. Series E stockholders have the right to elect two members to the Board of Directors with one director being a representative of the lead investor who will also serve on the audit committee.
Liquidation Preferences
In the event of any liquidation or winding up of the Company, the holders of Series D and Series E shall be entitled to receive in preference to the holders of all other capital stock a per share amount equal to their original purchase price of $0.75 and $0.90 per share, respectively ($10,848,434 and $6,394,177 as of December 31, 2008 and 2007, respectively).
Dividends
Each share of Series D and Series E is entitled to participate in dividends, including stock dividends, as and when declared, on the same basis as a share of common stock. However, holders of Series D and Series E shall not be entitled to receive any preferential distribution other than the liquidation preference.
Common Stock
On February 11, 2008, the Articles of Incorporation of the Company were amended to change the number of shares of common stock authorized. As of December 31, 2008 and 2007, there were 57,416,837 and 100,000,000 shares of common stock authorized and 17,064,360 and 15,617,752 shares outstanding, respectively.
As of December 31, 2008 and 2007, the Company had 7,801,936 and 9,323,726 shares, respectively, of its common stock reserved for the exercise of outstanding stock options and warrants.
As of December 31, 2008 and 2007, the Company had 28,525,570 and 14,500,000 shares, respectively, of its common stock reserved for issuance upon conversion of Series D and Series E Preferred Stock.
Stock Options
The Company has granted options to employees under the Company’s Comprehensive Management Incentive Plan (the Plan), which was established in 2001. The Plan was amended in January 2008 to limit the number of options authorized to 18 percent of the total outstanding common and preferred shares following the initial issuance of Series E Preferred Stock. With the initial issuance of Series E Preferred Stock in February 2008, the number of options authorized was 5,236,649.
The Board authorized Company management to grant to eligible participants either non-qualified stock options or incentive stock options to purchase shares of common stock. The non-qualified stock options have been granted with an exercise price at 70% of the stock price of the most recent private placement offering, while incentive stock options have been granted with an exercise price equal to the stock price of the most recent private placement offering. Options granted under the Plan vest over periods ranging from six months to four years. The options will expire ten years from the grant date or from three to six months after termination of employment.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
8. STOCKHOLDERS’ EQUITY (DEFICIT) – (CONTINUED)
Stock Options (Continued)
As of December 31, 2008 and 2007, there was $43,979 and $33,758, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. The total fair value of shares vested during the years ended December 31, 2008 and 2007 was $15,483 and $0, respectively. A summary of stock option activity and related information is presented below:

	Year ended December 31, 2008
		Weighted average	Average remaining	Aggregate
	Options	exercise price	contractual term (years)	intrinsic value
Outstanding - beginning of period	3,450,639	$0.77
Granted	980,000	0.89
Exercised	—	—
Forfeited	(59,000)	0.87

Outstanding - end of period	4,371,639	0.79	6.36	$415,731

Exercisable - end of period	2,996,691	0.77	5.22	390,461

	Year ended December 31, 2007
		Weighted average	Average remaining	Aggregate
	Options	exercise price	contractual term (years)	intrinsic value
Outstanding - beginning of period	2,675,952	$0.79
Granted	788,000	0.69
Exercised	—	—
Forfeited	(13,313)	1.35

Outstanding - end of period	3,450,639	0.77	6.59	$416,231

Exercisable - end of period	2,444,695	0.76	5.75	371,021

The following assumptions were used to estimate the fair value of options granted in 2008:

Expected volatility	20.19%-20.50%
Expected dividends	0.00%
Expected term	9 years
Risk free rate	3.46%-3.95%
Stock Warrants
The Company has granted warrants to purchase common stock to directors, employees, consultants, clinical advisors, and investors. The warrants granted to directors and clinical advisors vest over the period of one year in connection with quarterly meetings and will expire in ten years. All other warrants are fully vested on the grant date and will expire in the range of four to ten years.
From January 2002 to December 2008, the Company granted 1,061,072 warrants to purchase common stock to employees and board members. These warrants were granted with exercise prices ranging from $0.05 to $1.50 per share.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
8. STOCKHOLDERS’ EQUITY (DEFICIT) – (CONTINUED)
Stock Warrants (Continued)
From January 2002 to December 2008, the Company granted 244,350 warrants to purchase common stock to consultants, clinical advisors and an investor. These warrants were granted with exercise prices ranging from $0.75 to $1.00 per share.
On January 31, 2002, in conjunction with an offering of Series A Convertible Preferred Stock, the Company granted 40,000 warrants to purchase Series A Convertible Preferred Stock with an exercise price of $0.50 per share to an investor. On January 31, 2005, these warrants were converted to warrants to purchase common stock.
During the period from October 2003 through February 2005, in conjunction with a private placement of common stock, the Company granted 1,515,750 warrants to purchase common stock with an exercise price of $1.00 per share to investors.
On June 9, 2006, the Company’s board of directors approved the reduction of the exercise price to $0.40 per share for all outstanding warrants. The total incremental compensation cost resulting from this modification amounted to $159,156 in 2006.
From October 18, 2006 through May 8, 2007, in conjunction with an offering of Series D Convertible Preferred Stock, the Company granted 636,796 warrants to purchase common stock with an exercise price of $0.05 per share to investors.
On December 31, 2006, in conjunction with the conversion of convertible notes issued in July and September 2005 to investors, the Company granted 215,763 warrants to purchase common stock with an exercise price of $0.05 per share.
In conjunction with the acceptance of the term sheet for an offering of Series D Convertible Preferred Stock on December 31, 2006, the board of directors approved the reduction of the exercise price to $0.05 per share for all outstanding warrants to purchase common stock. The total incremental compensation cost resulting from this modification amounted to $449,084 in 2006.
During 2007, warrant holders exercised their rights to purchase 201,836 shares of common stock at $0.05 per share for net proceeds to the Company of $10,092.
In 2008 and 2007, 224,000 and 140,000 warrants were issued to members of the board of directors and consultants resulting in stock-based compensation of $2,344 and $50,489, respectively.
In February 2008, in conjunction with the purchase of Series E Convertible Preferred Stock, the Company granted 500,000 warrants to the lead investor to purchase common stock with an exercise price of $0.75 per share.
During 2008, warrant holders exercised their rights to purchase 1,446,608 shares of common stock at $0.05 per share for net proceeds to the Company of $72,331.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
8. STOCKHOLDERS’ EQUITY (DEFICIT) – (CONTINUED)
Stock Warrants (Continued)
A summary of warrant activity and related information is presented below:

	Year ended December 31, 2008		Year ended December 31, 2007
		Weighted average		Weighted average
	Warrants	exercise price	Warrants	exercise price
Outstanding - beginning of period	3,287,895	$0.05	2,865,804	$0.05
Granted	724,000	0.75	623,927	0.05
Exercised	(1,446,608)	0.05	(201,836)	0.05

Outstanding - end of period	2,565,287	0.25	3,287,895	0.05

Exercisable - end of period	2,565,287	0.25	3,287,895	0.05

Stock-based compensation expense totaled $17,831 and $62,483 for the years ended December 31, 2008 and 2007, respectively, and is included in selling, general and administrative expense in the accompanying statement of operations.
9. SUBSEQUENT EVENTS
Subsequent to December 31, 2008, the board of directors approved a modification to the terms of the Series E Preferred Stock offering, extending the second closing to March 31, 2009 and the third closing to December 31, 2009. The new terms also provided for the issuance of warrants to purchase common stock at $0.75 per share to each investor that participates in the second closing in an amount equal to the number of shares of Series E Preferred Stock purchased in the second closing. Additionally, the new terms provided rights to investors that participate in the second and third closings to convert their investment to any new securities offered prior to December 31, 2009.
Subsequent to December 31, 2008, a second closing of the Series E Preferred Stock offering was completed, providing the Company with proceeds of $534,468 for the issuance of 593,854 shares of Series E Preferred Stock and 593,854 warrants to purchase common stock at $0.75 per share.
The Company completed a merger on October 9, 2009 with Castillo, Inc. Castillo, Inc.’s shares are quoted on the OTC Bulletin Board. This transaction is expected to be accounted for as a reverse acquisition.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO FINANCIAL STATEMENTS (CONTINUED)
9. SUBSEQUENT EVENTS (CONTINUED)
Subsequent to December 31, 2008, the third closing of the Series E Preferred Stock offering was completed, with funds being received on September 15, 2009. The Company incentivized its Series E Preferred Stock investors by offering the same warrant terms as those offered in connection with the second closing in that each investor meeting the minimum investment criteria received warrants to purchase common shares in the number of shares equal to those purchased in connection with the third closing at an exercise price of $0.75 per share. The Series E Preferred Stock third closing was completed with a total investment of $853,751 for 948,613 shares of the Company’s Series E Preferred Stock, which includes the additional investment of $72,240 for 80,267 shares of Series E Preferred Stock which was allowed under the terms of the Second Amendment to the Series E Preferred Stock Subscription Agreement. Warrants to purchase 868,346 shares of the Company’s common stock were issued at the completion of the third closing.
Subsequent to December 31, 2008, the Company issued a private placement memorandum in connection with an offering of up to 5,000,000 shares of the Company’s common stock at $0.75 per share. As of October 9, 2009, the Company had raised $1,047,810 through this offering process.

TECHNISCAN, INC.
(A Development Stage Company)
CONDENSED BALANCE SHEETS (UNAUDITED)
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	December 31,
	2009	2008
CURRENT ASSETS

Cash and cash equivalents	$78,398	$269,192
Accounts receivable	200,000	—
Prepaid expenses	136,508	152,467

TOTAL CURRENT ASSETS	414,906	421,659

PROPERTY AND EQUIPMENT, NET	65,411	85,608

DEPOSITS	28,153	28,153

TOTAL ASSETS	$508,470	$535,420

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
CONDENSED BALANCE SHEETS (UNAUDITED) (CONTINUED)
AS OF JUNE 30, 2009 AND DECEMBER 31, 2008

	June 30,	December 31,
	2009	2008
CURRENT LIABILITIES
Accounts payable	$187,832	$174,746
Accrued compensation payable	142,531	119,094
Customer deposits	380,000	180,000

TOTAL CURRENT LIABILITIES	710,363	473,840

DEFERRED RENT	139,330	98,546

TOTAL LIABILITIES	849,693	572,386

COMMITMENTS AND CONTINGENCIES (Notes 1 and 5)

STOCKHOLDERS’ DEFICIT

Series D Convertible Preferred Stock - $.001 par value: 8,525,570 shares authorized, issued and outstanding	8,526	8,526

Series E Convertible Preferred stock - $.001 par value: 20,000,000 shares authorized; 5,543,029 and 4,949,175 shares issued and outstanding, respectively	5,543	4,949

Common Stock - $.001 par value: 57,416,837 shares authorized; 17,526,736 and 17,064,360 shares issued and outstanding, respectively	17,527	17,064

Additional paid-in capital	22,251,885	21,683,959
Deficit accumulated prior to the development stage	(389,393)	(389,393)
Deficit accumulated during the development stage	(22,235,311)	(21,362,071)

TOTAL STOCKHOLDERS’ DEFICIT	(341,223)	(36,966)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$508,470	$535,420

See accompanying notes to condensed financial statements.

     TECHNISCAN, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008, FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE) THROUGH JUNE 30, 2009

			For the
	For the	For the	Period From
	Six Months	Six Months	January 1, 2002
	Ended	Ended	Through
	June 30, 2009	June 30, 2008	June 30, 2009
Government grant revenues	$631,799	$286,146	$2,816,172
Other research revenues	—	—	120,000

Total revenues	631,799	286,146	2,936,172

Operating expenses:
Direct grant expenses	377,388	331,328	1,630,195
Research and development expenses	663,538	1,007,422	11,863,524
Selling, general and adminsistrative expenses	465,082	783,299	11,286,158

Total operating expenses	1,506,008	2,122,049	24,779,877

Loss from operations	(874,209)	(1,835,903)	(21,843,705)

Interest income	1,079	13,052	55,544
Interest expense	(110)	(672)	(449,611)
Gain on sale of property and equipment	—	3,156	2,461

Loss before income taxes	(873,240)	(1,820,367)	(22,235,311)

Income taxes	—	—	—

Net loss	$(873,240)	$(1,820,367)	$(22,235,311)

Loss per common share (basic and diluted)	$(0.05)	$(0.12)

Weighted average number of common shares (basic and diluted)	17,473,543	15,716,046

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008, AND FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE) THROUGH JUNE 30, 2009

			For the
	For the	For the	Period From
	Six Months	Six Months	January 1, 2002
	Ended	Ended	Through
	June 30, 2009	June 30, 2008	June 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(873,240)	$(1,820,367)	$(22,235,311)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization of property and equipment	20,197	21,442	440,655
Impairment of intangible assets	—	—	14,179
Gain on sale of property and equipment	—	(3,156)	(2,461)
Non-cash interest expense	—	10,000	383,610
Stock-based compensation expense	11,397	7,582	898,093
Changes in operating assets and liabilities:
Increase in accounts receivable	(200,000)	—	(199,733)
Decrease in government grant receivables	—	83,345	—
Decrease in inventory	—	—	61,649
(Increase) decrease in prepaid expenses	15,959	138,579	(164,662)
Increase in other non-current assets	—	(25,653)	—
Increase (decrease) in accounts payable	13,086	(103,153)	123,150
Increase in accrued compensation	23,437	5,325	129,837
Increase in customer deposits	200,000	—	380,000
Increase in deferred rent liability	40,784	24,757	139,330

NET CASH USED IN OPERATING ACTIVITIES	(748,380)	(1,661,299)	(20,031,664)

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from investments	—	213,112	—
Proceeds from sale of property and equipment	—	4,000	4,000
Purchase of property and equipment	—	(40,788)	(403,791)

NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	—	176,324	(399,791)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on debt	—	—	(79,292)
Proceeds from exercise of stock options and warrants and from issuance of stock, net of issuance costs	557,586	2,956,165	18,043,971
Proceeds from issuance of convertible notes	—	—	2,400,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	557,586	2,956,165	20,364,679

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(190,794)	1,471,190	(66,776)
See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED) (CONTINUED)
FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008, AND FOR THE PERIOD
FROM JANUARY 1, 2002 (INCEPTION OF DEVELOPMENT STAGE) THROUGH JUNE 30, 2009

			For the
	For the	For the	Period From
	Six Months	Six Months	January 1, 2002
	Ended	Ended	Through
	June 30, 2009	June 30, 2008	June 30, 2009
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	$269,192	$213,214	$145,174

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$78,398	$1,684,404	$78,398

CASH PAID DURING THE PERIOD FOR INTEREST	$110	$672	$13,694

NON-CASH INVESTING AND FINANCING ACTIVITIES:

Issuance of Series E Convertible Preferred Stock for future services	$—	$1,000,000	$1,000,000

Conversion of notes payable, including accrued interest, to common or preferred stock	$—	$500,000	$2,611,831

See accompanying notes to condensed financial statements.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS
(UNAUDITED)
1.	ORGANIZATION AND BASIS OF PRESENTATION

Description of Business

TechniScan, Inc. (the Company), a Utah corporation, is a specialty medical imaging company engaged in the research, development, and commercialization of innovative products for the detection and diagnosis of breast cancer. The Company is in the development stage. The Company’s commercial focus is the development of an ultrasound-based product called the Whole Breast Ultrasound (WBU) system that is expected to provide radiologists with unique information about the bulk properties of tissue in the breast as well as clear images of the tissue structure.

TechniScan, Inc. was incorporated in 1984 for the sole purpose of performing research. The development stage began January 1, 2002 when the Company was capitalized for the research, development, and commercialization of innovative medical imaging products for the detection and diagnosis of breast cancer.

Going Concern

Since entering the development stage, the Company has not generated revenues in excess of expenses and has been dependent on government grants and equity raised from individual investors to sustain its operations. The Whole Breast Ultrasound (WBU) product has not yet been approved by the U.S. Food and Drug Administration for commercial sale; therefore, the Company has not generated any revenues from product sales. The Company has incurred losses and used cash in operating activities since inception. As of June 30, 2009, the Company had an accumulated deficit of $22,624,704, and negative working capital. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

There can be no assurance that the Company’s planned sales of debt and equity securities will be successful or that the Company will have the ability to commercialize its imaging system and ultimately attain profitability. The Company’s long-term viability as a going concern is dependent on, among other things, the following three key factors:
•	The Company’s ability to obtain adequate sources of debt or equity funding to meet current commitments and fund the commercialization of its imaging system.

•	The ability of the Company to obtain regulatory approval from the U.S. Food and Drug Administration for commercial distribution of the Whole Breast Ultrasound (WBU) system.

•	The ability of the Company to achieve adequate profitability and cash flows to sustain its operations.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying financial statements are presented on the accrual basis in accordance with U.S. generally accepted accounting principles.

Unaudited Information

The accompanying unaudited condensed financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) on a basis consistent with the Company’s annual financial statements and, in the opinion of management, reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial information set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with U.S. generally accepted accounting principles have been condensed or omitted pursuant to SEC rules and regulations, although the Company believes that the following disclosures, when read in conjunction with the annual financial statements and the notes thereto included in this filing, are adequate to make the information presented not misleading.

Revenue Recognition

Revenues are generated from federal research grants and private and government research contracts. The Company recognizes revenues when services have been provided and invoiced to the federal government or other research partners. The U.S. Food and Drug Administration has not approved the Whole Breast Ultrasound (WBU) product for commercial sale; therefore, the Company has not generated any revenues from product sales.

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Company considers all highly liquid investments available for current use with an initial maturity of three months or less to be cash equivalents.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consist principally of cash, cash equivalents, and accounts receivable. Risks associated with cash and cash equivalents are mitigated by banking with federally insured and creditworthy institutions; however, deposits may at times exceed federally insured limits. The Company’s accounts receivable as of June 30, 2009 are sourced from one customer.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED)
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

In preparing the accompanying condensed financial statements in accordance with U.S. generally accepted accounting principles, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value Measurements

Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, establishes a framework for measuring fair value and clarifies the definition of fair value within that framework. The fair value of money market funds (classified as cash equivalents in the Company’s balance sheets) reflects the amounts estimated to be received in connection with the sale of the money market funds in an orderly transaction between market participants at the measurement date (exit price). SFAS No. 157 establishes a fair value hierarchy that prioritizes the use of inputs used in valuation techniques into three levels. Level 1 inputs are quoted prices in active markets for identical assets and liabilities. Level 2 inputs include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities that are not active, and inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly. Level 3 inputs are unobservable inputs for the asset or liability.

Quoted market prices have been used to determine the fair value of money market funds, which have been classified as cash equivalents (Level 1).

The following table provides information by level for investments that are measured at fair value as of June 30, 2009 and December 31, 2008, as defined by SFAS No. 157.

	Level 1	Level 2	Level 3	Total
Cash equivalents, as of June 30, 2009	$78,398	$—	$—	$78,398

	Level 1	Level 2	Level 3	Total
Cash equivalents, as of December 31, 2008	$153,534	$—	$—	$153,534

Net Loss Per Common Share

Basic net income or loss per common share (“Basic EPS”) is computed by dividing net income or loss by the weighted average number of common shares outstanding. Diluted net income or loss per common share (“Diluted EPS”) is computed by dividing net income or loss by the sum of the weighted average number of common shares outstanding and the dilutive potential common share equivalents then outstanding. Potential common share equivalents consist of the weighted average number of shares issuable upon the exercise of outstanding stock options and warrants to acquire common stock, and shares issuable upon conversion of preferred stock. If the potential common share equivalents are dilutive, the Company computes Diluted EPS using the treasury stock method.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED
2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Loss Per Common Share (Continued)

Due to the fact that for all periods presented the Company has incurred net losses, common share equivalents of 37,875,459 and 35,564,533 for the six months ended June 30, 2009 and 2008, respectively, are not included in the calculation of Diluted EPS because they are anti-dilutive.

3.	RELATED PARTY TRANSACTIONS

Through May 2008, the Company operated from a building leased from a director of the Company. Rent expense to this related party was $50,000 for the six months ended June 30, 2008. In June 2008, the Company moved to new offices.

For the six months ended June 30, 2009 and 2008, the Company incurred expenses of approximately $3,622 and $13,488, respectively, to a company owned by a member of the Board of Directors for professional services.

4.	STOCKHOLDERS’ DEFICIT

Preferred Stock

During 2006 and 2007, the Company offered the sale of Series D Convertible Preferred Stock (“Series D”). During 2008 and 2009, the Company offered the sale of Series E Convertible Preferred Stock (“Series E”). On February 11, 2008, the Articles of Incorporation of the Company were amended to change the number of shares of preferred stock authorized. As of June 30, 2009 and December 31, 2008, there were 8,525,570 shares of Series D Preferred Stock authorized and outstanding. As of June 30, 2009 and December 31, 2008, there were 20,000,000 shares of Series E Preferred Stock authorized and 5,543,029 and 4,949,175 shares outstanding, respectively.

Liquidation Preferences

In the event of any liquidation or winding up of the Company, the holders of Series D and Series E shall be entitled to receive in preference to the holders of all other capital stock a per share amount equal to their original purchase price of $0.75 and $0.90 per share, respectively ($11,382,904 and $10,848,434 as of June 30, 2009 and December 31, 2008, respectively).

Stock Options

On June 30, 2009, the Company had a share-based compensation plan which is described below. The Company has granted options to employees under the Company’s Comprehensive Management Incentive Plan (the Plan), which was established in 2001. The Plan was amended in January 2008 to limit the number of options authorized to 18 percent of the total outstanding common and preferred shares following the initial issuance of Series E Preferred Stock. With the initial issuance of Series E Preferred Stock in February 2008, the number of options authorized was 5,236,649. As of June 30, 2009, no options had been exercised subsequent to this amendment.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED)
4.	STOCKHOLDERS’ DEFICIT (CONTINUED)

Stock Options (Continued)

The board of directors authorized Company management to grant to eligible participants either non-qualified stock options or incentive stock options to purchase shares of common stock. The non-qualified stock options have been granted with an exercise price at 70% of the stock price of the most recent private placement offering, while incentive stock options have been granted with an exercise price equal to the stock price of the most recent private placement offering. Options granted under the Plan vest over periods ranging from six months to four years. The options will expire ten years from the grant date or from three to six months after termination of employment.

As of June 30, 2009 and December 31, 2008, there was $140,826 and $43,979, respectively, of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Plan. The total fair value of shares vested during the six month periods ended June 30, 2009 and 2008 was $9,081 and $7,582, respectively.

Stock-based compensation expense totaled $11,397 and $7,582 for the six months ended June 30, 2009 and 2008, respectively, and is included in selling, general and administrative expense in the accompanying condensed financial statements.

The following assumptions were used to estimate the fair value of options granted during the six months ended June 30, 2009 and 2008:

Expected volatility Expected dividends Expected term Risk free rate	20.19%-22.80% 0.00% 9 years 3.46%-3.95%
Stock Warrants

In January 2009, the board of directors approved a modification to the terms of the Series E Preferred Stock offering, extending the second closing to March 31, 2009 and the third closing to December 31, 2009. The new terms also provided for the issuance of warrants to purchase common stock at $0.75 per share to each investor that participates in the second closing in an amount equal to the number of shares of Series E Preferred Stock purchased in the second closing. Additionally, the new terms provided rights to investors that participate in the second and third closings to convert their investment to any new securities offered prior to December 31, 2009.

On March 31, 2009, a second closing of the Series E Preferred Stock offering was completed, providing the Company with proceeds of $534,468 for the issuance of 593,854 shares of Series E Preferred Stock and 593,854 warrants to purchase common stock at $0.75 per share.

TECHNISCAN, INC.
(A Development Stage Company)
NOTES TO CONDENSED FINANCIAL STATEMENTS (CONTINUED)
(UNAUDITED)
5.	SUBSEQUENT EVENTS

The Company completed a merger on October 9, 2009 with Castillo, Inc. Castillo, Inc.’s shares are quoted on the OTC Bulletin Board. This transaction is expected to be accounted for as a reverse acquisition.

Subsequent to June 30, 2009, the third closing of the Series E Preferred Stock offering was completed, with funds being received on September 15, 2009. The Company incentivized its Series E Preferred Stock investors by offering the same warrant terms as those offered in connection with the second closing in that each investor meeting the minimum investment criteria received warrants to purchase common shares in the number of shares equal to those purchased in connection with the third closing at an exercise price of $0.75 per share. The Series E Preferred Stock third closing was completed with a total investment of $853,751 for 948,613 shares of the Company’s Series E Preferred Stock, which includes the additional investment of $72,240 for 80,267 shares of Series E Preferred Stock which was allowed under the terms of the Second Amendment to the Series E Preferred Stock Subscription Agreement. Warrants to purchase 868,346 shares of the Company’s common stock were issued at the completion of the third closing.

Subsequent to June 30, 2009, the Company issued a private placement memorandum in connection with an offering of up to 5,000,000 shares of the Company’s common stock at $0.75 per share. As of October 9, 2009, the Company had raised $1,047,810 through this offering process.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The unaudited pro forma condensed combined balance sheet presents the historical balance sheets of TechniScan, Inc. (TechniScan) and Castillo, Inc. (Castillo) as of June 30, 2009, and accounts for the transaction as a recapitalization of TechniScan with the issuance of shares for the net assets of Castillo (a reverse acquisition) based on the information and assumptions and Notes to the Unaudited Pro Forma Condensed Combined Financial Statements, and giving effect to the transaction as if it had occurred as of June 30, 2009. The transaction was completed on October 9, 2009.
The Castillo balance sheet information was derived from its unaudited balance sheet as of June 30, 2009 included in its quarterly report on Form 10-Q that was filed with the Securities and Exchange Commission (SEC) on September 8, 2009. The TechniScan balance sheet information was derived from its unaudited balance sheet as of June 30, 2009 that is included in this Form 8-K.
The unaudited pro forma condensed combined statements of operations are based on the historical statements of operations of TechniScan and Castillo and combine the results of operations of TechniScan and Castillo for the year ended December 31, 2008 and the six months ended June 30, 2009, giving effect to the transaction as if it occurred on January 1, 2008, and reflecting the pro forma adjustments expected to have a continuing impact on the combined results. The historical results of operations of Castillo were derived from Castillo’s unaudited statement of operations for the six months ended June 30, 2009 included in its quarterly report on Form 10-Q that was filed with the SEC on September 8, 2009 and the audited statement of operations for the year ended December 31, 2008 included in its annual report on Form 10-K/A that was filed with the SEC on September 30, 2009.
The historical results of operations of TechniScan were derived from its unaudited statement of operations for the six months ended June 30, 2009 and its audited statement of operations for the year ended December 31, 2008 that are included in this Form 8-K.
The unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would have actually been obtained had the merger been completed on the assumed date or for the periods presented, or that may be realized in the future. Furthermore, the pro forma financial information does not reflect the impact of any reorganization or restructuring expenses or operating efficiencies resulting from the transaction. The unaudited pro forma condensed combined financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with, the historical financial statements referred to above.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
JUNE 30, 2009

			Pro Forma	Pro Forma
	TechniScan, Inc.	Castillo, Inc.	Adjustments	Combined
CURRENT ASSETS
Cash and cash equivalents	$78,398	$442	$—	$78,840
Accounts receivable	200,000	—	—	200,000
Prepaid expenses	136,508	300	—	136,808

TOTAL CURRENT ASSETS	414,906	742	—	415,648

PROPERTY AND EQUIPMENT, NET	65,411	—		65,411

DEPOSITS	28,153	2,145	—	30,298

TOTAL ASSETS	$508,470	$2,887	$—	$511,357

See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET (CONTINUED)
JUNE 30, 2009

			Pro Forma		Pro Forma
	TechniScan, Inc.	Castillo, Inc.	Adjustments		Combined
CURRENT LIABILITIES
Accounts payable	$187,832	$8,900	$—		$196,732
Accrued compensation payable	142,531	—	—		142,531
Loan payable — related party	—	30,765	—		30,765
Customer deposits	380,000	—	—		380,000

TOTAL CURRENT LIABILITIES	710,363	39,665	—		750,028

DEFERRED RENT	139,330	—	—		139,330

TOTAL LIABILITIES	849,693	39,665	—		889,358

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT
Series D Preferred Stock — $.001 par value: 8,525,570 shares authorized, issued and outstanding	8,526	—	(8,526)	[A]	—

Series E Preferred Stock — $.001 par value:20,000,000 shares authorized; 5,543,029 shares issued and outstanding	5,543	—	(5,543)	[A]	—

Common Stock — $.001 par value: 57,416,837 shares authorized; 17,526,736 shares issued and outstanding	17,527	—	17,913	[A]	—
			35,439	[B]
			(70,879)	[E]
Common Stock — $.001 par value: 50,000,000 shares authorized; 9,000,000 shares issued and outstanding	—	9,000	70,879	[C]	79,879

Additional paid-in capital	22,251,885	18,000	(3,844)	[A]	22,166,824
			(35,439)	[B]
			(70,879)	[C]
			(63,778)	[D]
			70,879	[E]
Deficit accumulated prior to the development stage	(389,393)	—			(389,393)
Deficit accumulated during the development stage	(22,235,311)	(63,778)	63,778	[D]	(22,235,311)

TOTAL STOCKHOLDERS’ DEFICIT	(341,223)	(36,778)	—		(378,001)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$508,470	$2,887	$—		$511,357

See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2008

			Pro Forma		Pro Forma
	TechniScan, Inc.	Castillo, Inc.	Adjustments		Combined
Government grant revenues	$653,061	$—	$—		$653,061
Other research revenues	120,000	—	—		120,000

Total revenues	773,061	—	—		773,061

Operating expenses:
Direct grant expenses	518,150	—	—		518,150
Research and development expenses	2,803,584	—	—		2,803,584
Selling, general and administrative expenses	1,715,048	23,833	—		1,738,881

Total operating expenses	5,036,782	23,833	—		5,060,615

Loss from operations	(4,263,721)	(23,833)	—		(4,287,554)

Interest income	18,399	—	—		18,399
Interest expense	(757)	—	—		(757)
Gain on sale of property and equipment	2,461	—	—		2,461

Loss before income taxes	(4,243,618)	(23,833)	—		(4,267,451)

Income taxes	—	—	—		—

Net loss	$(4,243,618)	$(23,833)	$—		$(4,267,451)

Net loss per common share (basic and diluted)	$(0.26)	$(0.00)			$(0.06)

Weighted average number of common shares (basic and diluted)	16,103,979	9,000,000	16,813,238	[F]	74,834,434

			32,917,217	[F]
See notes to the unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2009

			Pro Forma		Pro Forma
	TechniScan, Inc.	Castillo, Inc.	Adjustments		Combined
Government grant revenues	$631,799	$—	$—		$631,799

Operating expenses:
Direct grant expenses	377,388	—	—		377,388
Research and development expenses	663,538	—	—		663,538
Selling, general and administrative expenses	465,082	11,765	—		476,847

Total operating expenses	1,506,008	11,765	—		1,517,773

Loss from operations	(874,209)	(11,765)	—		(885,974)
Interest income	1,079	—	—		1,079
Interest expense	(110)	—	—		(110)

Loss before income taxes	(873,240)	(11,765)	—		(885,005)
Income taxes	—	—	—		—

Net loss	$(873,240)	$(11,765)	$—		$(885,005)

Net loss per common share (basic and diluted)	$(0.05)	$(0.00)			$(0.01)

Weighted average number of common shares (basic and diluted)	17,526,736	9,000,000	17,912,790	[F]	79,879,052

			35,439,526	[F]
See notes to the unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED
COMBINED FINANCIAL STATEMENTS
PRO FORMA ADJUSTMENTS
On October 9, 2009, Castillo and TechniScan entered into an Agreement and Plan of Merger wherein Castillo acquired 100% of TechniScan’s capital stock through the issuance of Castillo common stock. As a result of this transaction, TechniScan will merge with and into Castillo, the surviving entity. After the effective date of the transaction, the former TechniScan stockholders will own approximately 89% of the issued and outstanding common shares of Castillo. Also, at the time of the transaction Castillo will be renamed TechniScan, Inc. The transaction will be accounted for as a reverse acquisition.
Pro forma adjustments to the attached financial statements include the following:

[A]	To reflect the conversion of TechniScan preferred stock and common warrants to TechniScan common stock immediately prior to the closing of the transaction between TechniScan and Castillo.

[B]	To record a 2-for-1 forward stock split of TechniScan common stock.

[C]
To record the acquisition of TechniScan by Castillo through the issuance of 70,879,052 shares of Castillo common stock. The interests of the former stockholders of TechniScan in the combined enterprise will be greater than that of the existing stockholders of Castillo and the management of TechniScan will assume operating control of the combined enterprise. Consequently, the acquisition will be accounted for as the recapitalization of TechniScan, wherein TechniScan purchased the assets of Castillo and accounted for the transaction as a reverse acquisition for accounting purposes.

[D]	To eliminate the accumulated deficit of Castillo at the date of acquisition to reflect the purchase by TechniScan for accounting purposes.

[E]	To eliminate the TechniScan common stock for consolidation.

[F]
To reflect the issuance of 65,834,434 shares of Castillo common stock at December 31, 2008 and 70,879,052 shares of Castillo common stock at June 30, 2009 to facilitate the acquisition as adjusted for the weighted average calculation.